                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                          Security First Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

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     (4)  Date Filed:

          ---------------------------------------------------------------------

                        [SECURITY FIRST CORP. LETTERHEAD]













                                                                   June 27, 1997


Dear Fellow Shareholders:

         On behalf of the Board of Directors and management of Security First Corp., we cordially invite you to attend the 1997 Annual Meeting of Shareholders. The meeting will be held at 2:00 p.m., Thursday, July 31, 1997 at Landerhaven, 6111 Landerhaven Drive, Mayfield Heights, Ohio.

         The matters expected to be acted upon at the meeting are described in the enclosed Proxy Statement. In addition, we will report on Security First's financial and operating performance as well as the Company's progress during the past fiscal year.

         We encourage you to attend the meeting in person. Whether or not you attend, we hope you read the Proxy Statement and then complete, sign and date the proxy card and return it in the enclosed postage-paid envelope. This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting. Please note that you may vote in person at the meeting even if you have previously returned the proxy.

         Thank you for your attention to this important matter.

                                           Sincerely,

                                           /s/ Charles F. Valentine

                                           CHARLES F. VALENTINE
                                           Chairman and Chief Executive Officer

                                           /s/ Austin J. Mulhern

                                           AUSTIN J. MULHERN
                                           President and Chief Operating Officer

                              SECURITY FIRST CORP.
                           1413 Golden Gate Boulevard
                          Mayfield Heights, Ohio 44124
                                 (216) 449-3700


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To be Held on July 31, 1997


         Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of Security First Corp. ("Security First" or the "Company") will be held at Landerhaven, 6111 Landerhaven Drive, Mayfield Heights, Ohio, on July 31, 1997 at 2:00 P.M.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

         1.       The election of three directors of the Company;

         2. Approval of an amendment to Article Fourth of Security First's Certificate of Incorporation to increase the total number of shares of common stock, par value $.01 per share, which the Company shall have the authority to issue from ten million (10,000,000) to twenty million (20,000,000);

         3. The ratification of the appointment of Deloitte & Touche LLP as auditors for the Company for the fiscal year ending March 31, 1998; and

such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on any of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Shareholders of record at the close of business on June 13, 1997 are the shareholders entitled to vote at the Meeting, and any adjournments thereof.

         You are requested to fill in and sign the enclosed Form of Proxy which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend and vote at the Meeting in person.

                                              By Order of the Board of Directors

                                              /s/ Charles F. Valentine

                                              Charles F. Valentine
                                              Chairman of the Board and
                                              Chief Executive Officer

Mayfield Heights, Ohio
June 27, 1997

--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT


                              SECURITY FIRST CORP.
                           1413 GOLDEN GATE BOULEVARD
                          MAYFIELD HEIGHTS, OHIO 44124
                                 (216) 449-3700

                         ANNUAL MEETING OF SHAREHOLDERS
                                  JULY 31, 1997



         This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Security First Corp. ("Security First" or the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") which will be held at Landerhaven, located at 6111 Landerhaven Drive, Mayfield Heights, Ohio on July 31, 1997, at 2:00 P.M. Mayfield Heights, Ohio time, and all adjournments of the Meeting. The accompanying Notice of Annual Meeting of Shareholders and this Proxy Statement and Form of Proxy are first being mailed to shareholders on or about June 27, 1997. Certain of the information provided herein relates to Security Federal Savings and Loan Association of Cleveland ("Security Federal") and First Federal Saving Bank of Kent ("First Federal"), wholly-owned, first-tier subsidiaries of the Company. Security Federal and First Federal are referred to herein collectively as the "Associations". Unless otherwise noted, references to Security First or the Company include the Associations.

         At the Meeting, the shareholders of Security First are being asked to consider and vote upon (i) the election of three directors of the Company, (ii) the approval of an amendment to Article Fourth of Security First's Certificate of Incorporation to increase the total number of shares of common stock, par value $.01 per share, which the Company shall have the authority to issue from ten million (10,000,000) to twenty million (20,000,000); and (iii) the ratification of the appointment of Deloitte & Touche LLP as auditors for the Company for the fiscal year ending March 31, 1998.

PROXIES AND PROXY SOLICITATION

         If a shareholder properly executes the enclosed proxy distributed by Security First, the proxies named will vote the shares represented by that proxy at the Meeting. Where a shareholder specifies a choice, the proxy will be voted in accordance with the shareholder's instructions. If no specific direction is given, the proxies will vote the shares "FOR" the election of management's nominees for directors of the Company, "FOR" approval of the amendment to Article Fourth of the Company's Certificate of Incorporation, and "FOR" the appointment of Deloitte & Touche LLP as auditors for the fiscal year ending March 31, 1998. If other matters are presented at the Meeting, the shares for which proxies have been received will be voted in accordance with the discretion of the proxies.

         Any proxy given pursuant to this solicitation or otherwise may be revoked by the shareholder giving it at any time before it is voted by delivering to the Secretary of the Company at the above address, on or before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of common stock, par value $.01 per share, of Security First (the "Common Stock"), or by attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute the revocation of a proxy.

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Security First Common Stock. In addition, Security First has engaged Corporate Investors Communications ("CIC") to assist the Company in distributing proxy materials and contacting record and beneficial owners of Security First Common Stock. The Company has agreed to pay CIC approximately $1,000 plus out-of-pocket expenses for its services to be rendered on behalf of the Company. In addition to solicitation by mail, directors and officers of the Company and employees of the Associations may solicit proxies personally or by telegraph or telephone, without additional compensation.

VOTING RIGHTS; VOTE REQUIRED

         Shareholders of record as of the close of business on June 13, 1997 (the "Voting Record Date"), will be entitled to one vote on each matter presented for a vote at the Meeting for each share of Security First Common Stock then held. Such vote may be exercised in person or by a properly executed proxy as discussed above. Directors shall be elected by a plurality of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. Approval of the proposal to amend the Company's Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the shares entitled to be voted at the Meeting. The appointment of Deloitte and Touche LLP as auditors for the year ending March 31, 1998 requires the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the matter.

         With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Since the amendment to the Company's Certificate of Incorporation requires the approval of a majority of the outstanding shares, abstentions will have the effect of a negative vote. Abstentions on the proposal to ratify Deloitte and Touche LLP as the Company's auditors will also have the effect of a negative vote because it requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Meeting. Under applicable Delaware law, a broker non-vote will have the same effect as a vote against the proposed amendment to the Company's Certificate of Incorporation, and will have no effect on the outcome of the election of directors or ratification of auditors.

BENEFICIAL OWNERSHIP

         The following table sets forth information, as of the Voting Record Date, regarding beneficial share ownership of executive officers (who are not directors of the Company) for which disclosure is required to be provided under the "Summary Compensation Table" herein and all directors and executive officers of the Company as a group. See "Proposal I -- Election of Directors" for information on the beneficial share ownership of the Company's Directors and Chief Executive Officer. The address of the executive officers named in the table is the same as the Company's address. As of the Voting Record Date, the Company had 5,048,793 shares of Common Stock issued and outstanding. No persons or entities were known by management to beneficially own more than 5% of the outstanding shares of Company Common Stock as of the Voting Record Date.


BENEFICIAL OWNER                       SHARES BENEFICIALLY OWNED     PERCENT OF CLASS
-----------------------------------    -------------------------     ----------------

Jeffrey A. Calabrese                           39,242(1)                     .77%

Mary H. Crotty                                 19,412(2)                     .38%

All directors and executive officers of     1,074,172(3)                   20.35%
the Company as a group (13 persons)

---------------------


(1) Mr. Calabrese has reported sole voting and investment power with respect to all shares reported as beneficially owned in the table above, except with respect to 11,664 shares as to which he reported shared beneficial ownership. Included in the shares beneficially owned by Mr. Calabrese are 1,712 shares subject to conversion rights with respect to 20 of the Company's Convertible Subordinated Debentures and options to purchase 20,120 shares of Common Stock.

(2) Ms. Crotty has reported sole voting and investment power with respect to all shares reported as beneficially owned in the table above. Included in the shares beneficially owned by Ms. Crotty are 428 shares subject to conversion rights with respect to 5 of the Company's Convertible Subordinated Debentures and options to purchase 14,655 shares of Common Stock.

(3) Includes shares held directly, 49,743 shares subject to conversion rights with respect to 581 of the Company's Convertible Subordinated Debentures, 181,005 shares subject to options granted by the Company and shares held by controlled corporations and family members, with respect to which shares the listed individuals or group members may be deemed to have sole voting and investment power. The amounts exclude shares held by family members that do not live in the same household as such officers and directors and with respect to which beneficial ownership is expressly disclaimed.

                       PROPOSAL I -- ELECTION OF DIRECTORS

         The Company's Board of Directors is currently composed of nine members. Directors are generally elected to serve for three year terms or until their respective successors are elected and qualified. The directors are divided into three classes, with one-third of the directors elected annually.

         The following table sets forth certain information regarding the composition of the Company's Board of Directors, including terms of office and share ownership as of the Voting Record Date. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominees) will be voted at the Meeting for the election of the following nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted "For" the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve if elected. Except as set forth herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.

                                                                                                           PERCENT
                                                                 DIRECTOR   TERM TO       OWNERSHIP          OF
 NAME                         AGE   POSITIONS                      SINCE     EXPIRE      BENEFICIAL(1)      CLASS
------                        ---   -----------                   -------   --------    ---------------    -------

                                                 NOMINEES
                                                 --------

Charles F. Valentine          57    Chairman of the Board and      1981       2000         216,860          4.26%
                                    Chief Executive Officer
Robert L. Anderson            55    Director                       1987       2000         184,331          3.64%
Donald E. Snow                72    Director                       1987       2000          33,892(2)        .67%

                                    DIRECTORS REMAINING IN OFFICE
                                    -----------------------------

Nicholas E. Rinaldi, D.D.S    56    Director                       1992       1999          68,922          1.36%
Louis J. Sorboro              58    Director                       1996       1999         112,766          2.22%
Paul V. Voinovich             54    Director                       1987       1999          74,531          1.48%
Austin J. Mulhern             55    Director and President         1985       1998         169,827(3)       3.34%
James P. Myers                65    Director                       1996       1998          52,313          1.03%
Larry E. Rogers               58    Director                       1995       1998          85,372          1.68%

--------------------

(1) The nature of beneficial ownership for shares reported in this column is sole voting and investment power, except as otherwise set forth in these footnotes. Included in the shares beneficially owned by the named individuals are options to purchase shares of Common Stock as follows:
         Mr. Valentine - 46,795; Mr. Anderson - 1,000; Mr. Snow - 1,000; Dr. Rinaldi - 4,000; Mr. Sorboro - 35,185; Mr. Voinovich - 1,000; Mr. Mulhern - 33,400; Mr. Myers - 7,295; and Mr. Rogers - 1,000.

(2)      Includes 31,180 shares in which Mr. Snow has reported shared ownership.

(3) Includes 50,940 shares in which Mr. Mulhern has reported shared ownership.


         The principal occupation of each Director of the Company is set forth below. All Directors have held their present position for at least five years unless otherwise indicated.

         CHARLES F. VALENTINE. Mr. Valentine is Chairman of the Board and Chief Executive Officer of Security Federal. He has been with Security Federal since 1980 in various capacities. Mr. Valentine has been Chairman of the Board and Chief Executive Officer of the Company since its formation in December 1992. In April 1996, Mr. Valentine was appointed to the Board of Directors of First Federal.

         ROBERT L. ANDERSON. Mr. Anderson is Chairman of the Board and Chief Executive Officer of Wiseco Piston, Inc., a piston manufacturing company.

         DONALD E. SNOW. Mr. Snow retired in 1987, after 19 years as District Manager of the Ohio Edison Co., an electric utility company in Medina, Ohio.

         NICHOLAS E. RINALDI, D.D.S. Dr. Rinaldi is practicing dentistry with the organization of Drs. Rhodes, Rinaldi and Associates, Inc. which operates five offices in the Cleveland area. Dr. Rinaldi has been a practicing dentist since 1967.

         LOUIS J. SORBORO. Mr. Sorboro has served as President and Chief Executive Officer of First Federal since 1976, and its holding company from March 1994 until its acquisition by Security First in April 1996.

         PAUL V. VOINOVICH. Mr. Voinovich is President and Secretary of Voinovich Companies, a planning, construction and development company based in Cleveland, Ohio.

         AUSTIN J. MULHERN. Mr. Mulhern is President and Chief Operating Officer of Security Federal, positions he has held since 1985. From 1985 to May, 1988, he was also Chief Financial Officer of Security Federal. Mr. Mulhern has been President and Chief Operating Officer of the Company since the formation of the Company in December 1992. In April 1996, Mr. Mulhern was appointed to the Board of Directors of First Federal.

         JAMES P. MYERS. Mr. Myers served on the Board of Directors of First Kent from March 1994 until its acquisition by Security First in April 1996. He has also served on the Board of Directors of First Federal since 1972 and as First Federal's Treasurer from 1975 to 1994. Mr. Myers has been a pharmacist at Hale B. Thompson, Inc., a retail drug store located in Kent, Ohio since 1958. In 1989, he was appointed President of Hale B. Thompson, Inc.

         LARRY E. ROGERS. Mr. Rogers is President and Chief Executive Officer of the PIE Mutual Insurance Company, a Cleveland-based medical professional liability insurer and has been associated with them since 1981.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         Meetings of the Company's Board of Directors are generally held at least monthly. The Board of Directors met 12 times during fiscal 1997. During fiscal 1997, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by committees on which he served, except for Director Rogers.

         The principal committee of the Company is the Audit Committee. The Audit Committee was composed of outside Directors Anderson, Myers, Rinaldi, Rogers, Snow and Voinovich during fiscal 1997. The Audit Committee reviews audit reports and related matters of the Company and the Associations to ensure effective compliance with regulatory and internal policies and procedures. The Audit Committee met twice during fiscal 1997.

         The Company also has a Stock Option Committee which is responsible for determining awards under the Company's 1996 Stock Option and Incentive Plan (the "Stock Option Plan"). Directors Anderson, Rinaldi, Snow and Voinovich currently serve on this committee. The Stock Option Committee met once during fiscal 1997.

         The Company does not have standing compensation or nominating committees. The full Board of Directors of the Company acts as a nominating committee for the annual selection of its nominees for election as directors. While the Board of Directors will consider nominees recommended by others, it has neither actively solicited recommendations for nominees nor established any procedures for this purpose.

         The Company has not paid any compensation to its executive officers since its formation and does not presently anticipate paying any compensation to such persons until the Company becomes actively involved in the operation or acquisition of businesses other than the Associations. Security Federal, however, has a standing compensation committee which is responsible for making recommendations of the salaries, bonuses and incentives for all officers of Security Federal. Directors Anderson, Myers, Rinaldi, Rogers, Snow and Voinovich, all of whom are also directors of the Company, were the members of the compensation committee for Security Federal during fiscal 1997. During fiscal 1997, Security Federal's compensation committee met three times.

         First Federal's entire Board of Directors, four of whom are also directors of the Company, act as the compensation committee for First Federal. Directors of First Federal who are also employees of First Federal do not participate in compensation discussions relating to themselves. During fiscal 1997, First Federal's Board of Directors met twice to discuss compensation matters.

COMPENSATION OF DIRECTORS

         Directors of the Company who are not employees of the Company or the Associations ("Non-Employee Directors") are paid a fee of $150 per regular, special or committee meeting of the Board of Directors attended. Certain directors of the Company also serve on the Boards of one or both of the Associations. At March 31, 1997, Directors Valentine and Mulhern, both of whom are employees of the Company and/or the Associations ("Employee Directors"), served on the Boards of both Security Federal and First Federal. Directors Anderson, Myers, Rinaldi, Rogers, Snow and Voinovich, all of whom are Non-Employee Directors, served on the Board of Security Federal and Directors Sorboro, an Employee Director, and Myers, a Non-Employee director, served on the Boards of both Security Federal and First Federal. Director Rogers, a Non-Employee Director, resigned from the Board of Security Federal in April 1997 due to his excessive travel schedule which hindered his ability to attend meetings.

         During fiscal 1997, Non-Employee Directors of Security Federal received an annual fee of $3,600 plus $700 per meeting of the Board of Directors of Security Federal attended. Non-Employee Directors of Security Federal also receive fees of $250 per committee meeting attended. During fiscal 1997, First Federal paid each of its Non-Employee Directors an annual fee of $8,700 for services rendered.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth for the three years ended March 31, 1997, information as to the compensation of the Company's Chief Executive Officer and the other most highly compensated executive officers of the Company or the Associations whose salary and bonus exceeded $100,000 during fiscal 1997.


                                             SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------
                                                                                          LONG TERM
                                                                                         COMPENSATION
                                   ANNUAL COMPENSATION                                      AWARDS
-----------------------------------------------------------------------------------  --------------------
                                                                                     Restricted
                                                                       Other Annual     Stock                  All Other
Name and Principal Position           Fiscal     Salary       Bonus    Compensation     Awards    Options     Compensation
                                       Year       ($)          ($)        ($)(1)         ($)        (#)           ($)
--------------------------------------------------------------------------------------------------------------------------
 Charles F. Valentine
   Chairman of the Board and           1997    $198,125    $124,100         ---           ---       9,765       $28,809(2)
   CEO of the Company and              1996     188,225      81,225         ---           ---      10,500        28,587
   Security Federal                    1995     178,400      85,500         ---           ---       3,500        30,834

 Austin J. Mulhern
  President and COO of the             1997    $159,250    $ 99,800         ---           ---       8,370       $31,198(3)
  Company and Security                 1996     151,275      65,250         ---           ---       9,000        30,198
  Federal                              1995     143,363      68,700         ---           ---       3,000        13,005

 Jeffrey J. Calabrese
  Vice President and Secretary 1997            $ 78,675    $ 35,000     $12,429           ---       4,650       $18,323(4)
  of the Company and Security          1996      74,925      25,600     $10,657           ---       5,000        17,096
  Federal                              1995      71,000      27,000         ---           ---       1,500         7,787

 Mary H. Crotty
  Vice President, Treasurer and        1997    $ 81,000    $ 35,000         ---           ---       4,185       $ 8,813(5)
  Chief Financial Officer of the       1996      74,000      22,800         ---           ---       4,500         7,296
  Company and Security Federal         1995      60,029      24,000         ---           ---       1,000         6,514

 Louis J. Sorboro
  President of First Federal           1997    $112,074    $ 31,400         ---           ---         ---       $ 8,597(6)
                                       1996     107,168      28,590         ---           ---         ---         7,146
                                       1995     102,234      15,911         ---       127,745(7)   30,215         5,081

-------------------------------------

(1) The named executive officers in the table did not receive any additional benefits or perquisites which, in the aggregate, exceeded the lesser of 10% of their salary and bonus or $50,000, except for Mr. Calabrese who received benefits in fiscal 1997 and 1996 of $8,154 and $6,408, respectively, in connection with the use of a Company car, $3,803 and $3,793, respectively, paid on behalf of Mr. Calabrese for club dues and $472 and $456, respectively paid on behalf of Mr. Calabrese for disability insurance.

(2) Includes annual premiums for a split dollar life insurance policy equal to $16,600 (including certain amounts reimbursable to the Company for its prior payments of premiums upon termination of the arrangement) and contributions made by Security Federal to a 401(k) plan on behalf of Mr. Valentine equal to $12,209 for fiscal 1997.

(3) Includes annual premiums for a split dollar life insurance policy equal to $19,000 (including certain amounts reimbursable to the Company for its prior payments of premiums upon termination of the arrangement) and contributions made by Security Federal to a 401(k) plan on behalf of Mr. Mulhern equal to $12,198 for fiscal 1997.

(4) Includes annual premiums for a split dollar life insurance policy equal to $9,500 (including certain amounts reimbursable to the Company for its prior payments of premiums upon termination of the arrangement) and contributions made by Security Federal to a 401(k) plan on behalf of Mr. Calabrese equal to $8,823 for fiscal 1997.

(5) Includes contributions made by Security Federal to a 401(k) plan on behalf of Ms. Crotty for fiscal 1997.

(6) Includes life insurance premiums of $643 and contributions of $7,954 made to a 401(k) plan by First Federal on behalf of Mr. Sorboro during fiscal 1997.

(7) Represents the dollar value at the time of the grant of 12,590 shares (adjusted pursuant to the acquisition of First Federal by the Company) of restricted common stock granted to Mr. Sorboro in connection with First Federal's mutual to stock conversion. At March 31, 1997, the value of such shares of restricted stock was $232,915, based upon the average of the closing bid and asked price of the Common Stock of $18.50 per share, as reported on The Nasdaq Stock Market as of such date.


         The following table sets forth certain information concerning grants of stock options pursuant to the Company's Stock Option Plan to the named officers during the fiscal year ended March 31, 1997. No stock appreciation rights or limited stock appreciation rights have been granted to date.


                                       OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------------------------------------
                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF STOCK
                                                                                          PRICE APPRECIATION
                                       INDIVIDUAL GRANTS(1)                                FOR OPTION TERM(2)
---------------------------------------------------------------------------------    -------------------------
                        NUMBER OF      % OF TOTAL
                       SECURITIES        OPTIONS          EXERCISE
                       UNDERLYING      GRANTED TO         OR BASE
                          OPTIONS       EMPLOYEES          PRICE       EXPIRATION
        NAME            GRANTED(#)    IN FISCAL YEAR       ($/SH)         DATE            5% ($)       10% ($)
--------------------------------------------------------------------------------------------------------------
Charles F. Valentine      9,765              21%          $12.25       05-21-06         $75,361      $190,125
Austin J. Mulhern         8,370              18%          $12.25       05-21-06         $64,616      $162,964
Jeffrey J. Calabrese      4,650              10%          $12.25       05-21-06         $35,898      $ 90,536
Mary H. Crotty            4,185               9%          $12.25       05-21-06         $32,308      $ 81,482


(1)      These options are all immediately exercisable.

(2) Represents the potential realizable value of the option grant assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the option term (10 years) at the annualized rates as set forth in the table above.

         The following table sets forth certain information concerning the number and value of in-the-money (when the fair market value of the common stock exceeds the exercise price of the option) stock options at March 31, 1997 held by the named executive officers and stock options exercised during fiscal 1997.


                      AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    VALUE OF
                                                                               NUMBER OF                           UNEXERCISED
                                                                              UNEXERCISED                         IN-THE-MONEY
                                                                              OPTIONS AT                           OPTIONS AT
                                                                               FY-END(#)                           FY-END($)(1)
                                                                   ------------------------------      -----------------------------
                            SHARES
                           ACQUIRED              VALUE
          NAME           ON EXERCISE(#)        REALIZED($)         EXERCISABLE      UNEXERCISABLE       EXERCISABLE    UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------------
Charles F. Valentine           ---                   ---              54,225              ---             $582,858             ---
Austin J. Mulhern           40,225              $676,970              28,370              ---             $218,883             ---
Jeffrey J. Calabrese           ---                   ---              15,150              ---             $114,848             ---
Mary H. Crotty               3,000              $ 37,860               9,685              ---             $ 55,526             ---
Louis J. Sorboro               ---                   ---              12,086           18,129             $101,039        $151,558

----------------

(1) The value of options held is based upon the average of the bid and asked price of the Company's common stock of $18.50 per share as quoted on the Nasdaq National Stock Market on March 31, 1997, less the respective exercise prices.

EMPLOYMENT AGREEMENTS

         Security Federal maintains employment agreements with Messrs. Valentine, Mulhern, Calabrese and Ms. Crotty. First Federal maintains an employment agreement with Mr. Sorboro. The employment agreements provide for initial annual base salaries in amounts not less than their current salaries. Each of the agreements is for a term of three years which may be extended for an additional one year in addition to the then-remaining term if Security Federal's or First Federal's Board of Directors, as the case may be, reviews and approves the extension. The agreements provide for termination upon the employee's death, for cause or in certain events specified by regulations or by the Board of Directors at any time, but without prejudice to the employee's right to compensation or benefits under the employment agreements. The employment agreements are terminable by the employees upon 90 days written notice to Security Federal or First Federal, as applicable. Each of the employment agreements provides for payment to the employee of 299% of base amount of compensation as defined by the Internal Revenue Code in the event there is a change in control of Security Federal or First Federal, as appropriate, where employment terminates involuntarily in connection with such change in control or within 12 months thereafter. If an event triggering the change in control provision under such agreements occurred at March 31, 1997, the amounts payable to Messrs. Valentine, Mulhern, Calabrese and Sorboro and Ms. Crotty would have been approximately $807,000, $648,000, $288,000, $358,000 and $260,000,
respectively. The agreements also provide, among other things, for participation in an equitable manner in employee benefits applicable to executive personnel. The respective committees for the Associations determined that each of Messrs. Valentine, Mulhern, Calabrese and Sorboro and Ms. Crotty had met the requirements and standards of the Associations relative to executive officer performance and as such the employment agreement of each was renewed for one additional year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         General. The Company has not paid any cash compensation to its executive officers since its formation. All executive officers of the Company also currently hold positions with Security Federal, the Company's lead bank subsidiary, and receive cash compensation from Security Federal. The function of administering the executive compensation policies of Security Federal is currently performed by the Compensation Committee of the Board of Directors of Security Federal. Messrs. Valentine and Mulhern are excluded from discussion and board deliberations regarding compensation paid to them as executive officers. For compensation of executive officers other than themselves, Messrs. Valentine and Mulhern make recommendations to the Compensation Committee for the compensation of all executive officers of Security Federal. In this process, the officers are evaluated as to their performance during the year and compared to Security Federal's performance, thrift industry compensation surveys and comparable positions at other thrift institutions. The Compensation Committee generally follows management's recommendations. The Compensation Committee, all of whom are independent board members, determines the compensation for Messrs. Valentine and Mulhern.

         Base salaries and annual adjustments are determined by evaluating the responsibilities of the position held and the experience of the individual. Reference is also made to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions within the thrift and banking industry to ensure that base salaries approximate the average of comparable salary ranges. Adjustments also reflect the performance of Security Federal, the performance of the executive and any increased responsibilities assumed by the executive.

         Compensation of Executive Officers. Adopted in 1992 as a formal incentive compensation program for executive officers of Security Federal, the Management Incentive Compensation Plan focuses on return on assets and return on shareholders' equity as specific annual corporate goals that should lead to the enhancement of shareholder value. The plan provides for a bonus pool in an amount that is based on Security Federal's pretax return on assets for the plan year, as adjusted for nonrecurring items and extraordinary gains or losses not related to operations. Incentive compensation awards under the plan are based on Security Federal's achievement of predetermined goals relating to return on average equity, return on average assets and overall corporate performance and on the participants' achievement of goals relating to their individual contributions to Security Federal. Threshold, target and maximum goals for corporate performance are generally established at the beginning of each fiscal year. Participants, depending on their salary grade levels, can receive incentive compensation awards that vary between a maximum of 25% and 65% of a participant's aggregate base salary. For fiscal 1997 bonuses were paid in an aggregate amount of $570,800 or 68.9% of the maximum bonus pool allowable based on Security Federal's adjusted pretax return on assets for the year.

         Effective April 10, 1996, the Company acquired First Federal Savings Bank of Kent ("First Federal"). First Federal's Management Incentive Compensation Plan was established January 1995. Because First Federal had a much different capital structure than Security Federal, First Federal's Management Incentive Compensation Plan was designed to focus solely on First Federal's return on assets. Participants, depending on their salary grade levels, can receive incentive compensation awards that vary between a maximum of 14% and 27% of a participant's aggregate base salary. For fiscal 1997, First Federal employees received bonuses in an aggregate amount of $66,700 or 94.6% of the maximum bonus pool allowable based on First Federal's adjusted pretax return on assets for the year. The function of administering the executive compensation policies of First Federal is currently performed by First Federal's Board of Directors. Mr. Sorboro is excluded from discussion and board deliberations regarding compensation paid to him as an executive officer. For compensation of executive officers other than himself, Mr. Sorboro makes recommendations to First Federal's Board of Directors for the compensation of all executive officers of First Federal. First Federal's compensation practices follow a methodology similar to Security Federal.

         The Company recently engaged the services of a nationally recognized compensation consulting firm to provide a comprehensive compensation study concerning the executive compensation practices for the Company's two thrift subsidiaries. The comprehensive compensation study, when delivered to the Company, may result in amendment or consolidation of the Management Incentive Compensation Plans maintained by Security Federal and First Federal, as well as revision of other elements of executive compensation.

         Because the Compensation Committee views Messrs. Valentine and Mulhern as having the greatest impact on corporate performance the independent Board members have established a compensation philosophy of providing base pay and incentive compensation for Security Federal's top two executive officers reflective of Security Federal's superior financial performance relative to comparably situated thrifts. Compensation Committee members also expressed their philosophy that base salary and incentive compensation for Messrs. Valentine and Mulhern at levels near the top percentiles in thrift industry compensation surveys were contingent on satisfactory regulatory examinations relative to (i) safety and soundness, (ii) Community Reinvestment Act compliance and (iii) regulatory compliance. For other than Messrs. Valentine and Mulhern, the Compensation Committee seeks to establish executive officer base salaries at a level commensurate with the thrift subsidiary's corporate performance, peer group competitors, and the individual officer's performance.

         Stock options have been included as key elements in the total executive officer compensation package for many years. Equity-based compensation provides a long-term link between the results achieved for shareholders and the rewards provided to key executive officers. As a result of Security First exceeding targeted performance objectives for fiscal 1997, the Stock Option Committee granted options on May 20, 1997 representing the right to purchase 73,500 shares of Common Stock. Directors and executive officers named in the Summary Compensation Table received options to purchase Common Stock as follows: Mr. Valentine - 12,000 shares; Mr. Mulhern - 10,000 shares; Mr. Calabrese - 5,000 shares; Ms. Crotty - 5,000 shares; Mr. Sorboro - 5,500 shares; and Directors Anderson, Myers, Rinaldi, Rogers, Snow and Voinovich - 1,000 shares each. Certain of the options granted to Messrs. Valentine, Mulhern, Calabrese, Sorboro and Ms. Crotty are subject to future vesting requirements. The remaining 30,000 options were granted to other officers and employees of the Company and the Associations.

         Through the programs described above, a significant portion of the executive compensation program is linked directly to individual and corporate performance and long-term stock price appreciation. The Compensation Committee continues to review all elements of executive compensation to insure that the total compensation program, and each element therein, meets the business objectives and philosophy of the Company's two thrift subsidiaries, as discussed above.

         In 1993, Section 162(m) was added to the Internal Revenue Code, the effect of which is to eliminate the deductibility of compensation over $1 million, with certain exclusions, paid to certain highly compensated executive officers of publicly held corporations, such as, in the Company's case, those executive officers identified in the "Summary Compensation Table." Section 162(m) applies to all remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. While the current compensation of each of the Company's executive officers is well below the $1 million threshold, if certain executives exercise sufficient stock options, it could be possible for the executive's compensation to exceed $1 million.

         As a general rule, it will be the Stock Option Committee's policy to take into account tax and financial accounting considerations in connection with the granting of options or other forms of grants and awards under the Company's Stock Option and Incentive Plan. The Board of Directors through its Stock Option Committee (in the case of stock option grants and other awards to executive officers) does not expect that grants or awards will be made which would exceed the limit on deductibility.

         Compensation of Chief Executive Officer. The base salary of Mr. Valentine as the Chief Executive Officer was increased in fiscal 1997 by 6.0% as a result of Security Federal exceeding targeted performance objectives.

         Like other executive officers, Mr. Valentine participated in the Management Incentive Compensation Plan. Mr. Valentine, as well as President Mulhern, is eligible to receive up to 65% of base salary in short-term incentive compensation. Because Security Federal's core pretax earnings increased 20% on an annualized basis, the Compensation Committee authorized a 1997 incentive compensation award to Mr. Valentine in the amount of 60% of current base salary. The 1997 incentive compensation award represents an amount approximately 50% greater than 1996's incentive compensation award. In contrast, 1996 overall financial performance decreased from 1995's results and accordingly incentive compensation awards during 1996 were determined to correlate with Security First's diminished profitability.

         In reviewing Mr. Valentine's performance as Chief Executive Officer and the justification for Security Federal to renew his employment agreement for an additional year, the Compensation Committee favorably considered Mr. Valentine's performance relative to the following factors (without, however, assigning any such factor a specific weight): corporate performance (return on assets and return on equity), the Company's stock price performance, the Company's growth in loan volume and the compliance posture of Security Federal.

Compensation Committee of Security Federal

Robert L. Anderson
James P. Myers
Nicholas E. Rinaldi, D.D.S.
Larry E. Rogers
Donald E. Snow
Paul V. Voinovich



Board of Directors of First Federal

Richard E. Dunn            Louis J. Sorboro
Joseph Giulitto            Charles F. Valentine
Austin J. Mulhern          Richard C. Wiland
James P. Myers             John A. Williams



STOCK PERFORMANCE GRAPH

         The following graph shows the performance of Security First's stock (based on an assumed $100 investment) since April 1, 1992 in comparison to the Nasdaq Market Index and the Media General Savings and Loan Index.















                             03/31/92     03/31/93     03/31/94     03/31/95    03/31/96     03/31/97
                             --------     --------     --------     ---------   --------     --------
Security First Corp. .....   $ 100.00     $ 200.50     $ 230.58     $ 295.84     $ 275.86     $ 438.54
Selected Thrift Index ....     100.00       143.33       147.54       167.18       236.49       329.24
Nasdaq Market Index ......     100.00       111.91       129.33       137.21       184.56       206.47

    PROPOSAL II - AMENDMENT TO SECURITY FIRST'S CERTIFICATE OF INCORPORATION

         On May 20, 1997, the Board of Directors unanimously approved and recommended that the shareholders of Security First consider and approve an amendment to Article FOURTH of the Company's Certificate of Incorporation (the "Certificate") that would increase the number of authorized shares of the Company's Common Stock from ten million (10,000,000) shares to twenty million (20,000,000) shares. The increase in the number of authorized shares is for general corporate purposes. The Company currently has no plans to issue these additional shares. To be adopted, this proposal requires the affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock of the Company entitled to vote thereon at the Meeting. The Board of Directors believes that this proposed amendment is in the best interests of the Company and its shareholders.

                  Article FOURTH, paragraph A. of the Certificate, as amended by the proposed amendment, is set forth below:

                  FOURTH: A. The total number of shares of all classes of stock which the Company shall have the authority to issue is twenty-one million (21,000,000) consisting of:

                  (a) one million (1,000,000) shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock"); and

                  (b) twenty million (20,000,000) shares of common stock, par value one cent ($.01) per share (the "Common Stock").

         The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Board the necessary flexibility to issue Common Stock in connection with stock dividends and stock splits, acquisitions, financings and employee benefits and for other general corporate purposes without the expense and delay incidental to obtaining shareholder approval of an amendment to the Certificate increasing the number of authorized shares at the time of such action, except as may be required for a particular issuance by Delaware law or the rules of any stock exchange on which the Company's securities may then be listed. For example, The Nasdaq Stock Market currently requires shareholder approval as a prerequisite to listing shares in several instances, including in connection with acquisition transactions where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding by 20 percent or more.

         As of the Voting Record Date, no shares of Preferred Stock and 5,048,793 shares of Common Stock were issued and outstanding. The issuance of Common Stock by the Company in connection with its acquisition of First Kent Financial Corporation in April 1996 and three previous stock splits (paid in the form of stock dividends) in 1994, 1993 and 1990 has reduced the number of authorized but unissued shares substantially. Moreover, on May 20, 1997, the Board of Directors declared a 3-for-2 stock split (to be paid in the form of a stock dividend) payable on July 31, 1997 to holders of record of Security First Common Stock on July 15, 1997. Approximately 2,524,396 additional shares of Common Stock will be issued pursuant to the 3-for-2 stock split. Further, as of the Voting Record Date, approximately 1,799,392 shares (adjusted for the 3-for-2 stock split discussed above) of Common Stock may be issued in the aggregate pursuant to the Company's Stock Option Plan and in connection with the conversion rights with respect to the Company's Convertible Subordinated Debentures. This leaves a balance of approximately 627,419 authorized shares of Common Stock available for future use.

         The additional shares of Common Stock for which authorization is being sought would be identical to the shares of Common Stock of the Company now authorized. Holders of Common Stock do not have preemptive rights to subscribe to additional securities which may be issued by the Company. In this regard, the issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock. The Company may consider repurchasing its shares in the future in order to minimize or avoid any such dilutive effects.

         The issuance of additional shares of Common Stock by the Company may potentially have an antitakeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management. The issuance of authorized shares of Preferred Stock could also make it more difficult to obtain shareholder approval of such actions, particularly in light of the power of the Board of Director to specify certain rights and preferences of the Preferred Stock, such as voting rights, without shareholder approval. Under the Certificate, the Board has the authority to issue authorized shares of Preferred Stock in series and to fix the number, designation, relative rights, preferences and limitations of the shares of each series of Preferred Stock, subject to Delaware law and the Certificate. The authority of the Board includes the right to fix for each series the dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights. Until the Board determines the specific rights, preferences and limitations of any shares of Preferred Stock to be issued, the actual effect on the holders of Common Stock of the issuance of such shares cannot be ascertained. However, such effects might include restriction on dividends of Common Stock if dividends on Preferred Stock are in arrears, dilution of the voting power of the Common Stock to the extent that any series of Preferred Stock has voting rights, and reduction of amounts available on liquidation as a result of any liquidation preference granted to any series of Preferred Stock. The Company is neither seeking to increase the authorized shares of Preferred Stock available under the Certificate nor does it currently have any plans to issue any Preferred Stock.

         The Company has in place certain other provisions which have an antitakeover effect. The Company's Certificate includes provisions which provide, among other things, limited voting rights of beneficial owners of more than 10% of the Common Stock, staggered terms for directors (see "Election of Directors"), noncumulative voting for directors, limits on the calling of special meetings, and a fair price/supermajority vote requirement for certain business combinations. In addition, the Company's bylaws contain a provision requiring any shareholder who wishes to make a nomination for director at an annual shareholder's meeting to give written notice to the Company at least 60 days in advance of the meeting. Additionally, certain executive officers of the Company have employment agreements with the Associations containing severance provisions which could be triggered in the event of termination of employment following an change of control of the Associations or the Company, therefore making an acquisition more costly to the acquiror. See "Executive Compensation - Employment Agreements."

         The increase in the authorized shares of Common Stock has not been proposed for an antitakeover-related purpose and the Board of Directors and management have no knowledge of any current efforts to obtain control of the Company or to effect a large accumulation of its Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.


             PROPOSAL III -- RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors has renewed the Company's arrangement for Deloitte & Touche LLP to be its auditors for the 1998 fiscal year, subject to the ratification of the appointment by the Company's shareholders. A representative of Deloitte & Touche LLP is expected to attend the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1998.


                              SHAREHOLDER PROPOSALS

         In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's main office, 1413 Golden Gate Boulevard, Mayfield Heights, Ohio 44124 no later than March 2, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Charles F. Valentine

                                        Charles F. Valentine
                                        Chairman of the Board and
                                          Chief Executive Officer

Mayfield Heights, Ohio
June 27, 1997

                                   APPENDIX A

                              SECURITY FIRST CORP.


                                      INDEX



                                                                            Page
                                                                            ----


 Description of the Company's Business ................................     A-2

 Five Year Summary Selected Consolidated Financial Information ........     A-3

 Management's Discussion and Analysis of Financial Condition
   and Results of Operations ..........................................     A-5

 Independent Auditors' Report .........................................     A-15

 Consolidated Financial Statements ....................................     A-16

 Notes to Consolidated Financial Statements ...........................     A-20

 Market Price and Dividend Information ................................     A-43

 Independent Auditors .................................................     A-43

 Board of Directors and Executive Officers ............................     A-44





















         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1997 IS AVAILABLE TO SHAREHOLDERS FREE OF CHARGE. REQUESTS SHOULD BE DIRECTED TO MARY H. CROTTY, VICE PRESIDENT, SECURITY FIRST CORP., 1413 GOLDEN GATE BOULEVARD, MAYFIELD HEIGHTS, OHIO 44124.

                           DESCRIPTION OF THE BUSINESS


         Security First Corp. ("Security First") is a Delaware corporation organized in 1992, the principal assets of which are Security Federal Savings and Loan Association of Cleveland ("Security Federal") and First Federal Savings Bank of Kent ("First Federal" and together with Security Federal, the "Associations"). Security First is also the parent company of SF Development Co. The Company's primary business, through the Associations, consists of attracting deposits from the general public and originating real estate loans and other types of investments. Security Federal conducts its operations through its main office located in Mayfield Heights, Ohio and 11 other full-service branch offices located in Medina, Chardon, Cleveland, Painesville, Geneva, Madison, Parma Heights, Broadview Heights, Strongsville and Willoughby, Ohio. First Federal conducts its operations through its main office located in Kent, Ohio and its full service branch office located in Ravenna, Ohio.

         Like all thrift institutions, the Associations' (and therefore the Company's) operations are materially affected by general economic conditions, the monetary and fiscal policies of the federal government and the policies of the various regulatory authorities, including the Office of Thrift Supervision (the"OTS") and the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). Its results of operations are largely dependent upon its net interest income, which is the difference between (i) the interest it receives on its loan portfolio and its investment securities portfolio and (ii) the interest it pays on its deposit accounts and borrowings.

         The Company's main office is located at 1413 Golden Gate Boulevard, Mayfield Heights, Ohio 44124. The Company's telephone number at this address is
(216) 449-3700.

                              SECURITY FIRST CORP.

                                FIVE YEAR SUMMARY

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION


SUMMARY OF OPERATIONS                                       Year Ended March 31,(1)
----------------------------------------------------------------------------------------------------
                                              1997        1996        1995        1994        1993
                                            --------    --------    --------    --------    --------
                                                (Dollars in thousands, except per share amounts)

Interest income............................ $ 49,178    $ 43,593    $ 39,410    $ 38,578    $ 39,024
Interest expense...........................   25,563      22,608      18,123      18,000      20,539
                                            --------    --------    --------    --------    --------
  Net interest income......................   23,615      20,985      21,287      20,578      18,485
Provision for loan losses..................      323         377         582         695         918
                                            --------    --------    --------    --------    --------
  Net interest income after provision for
    loan losses............................   23,292      20,608      20,705      19,883      17,567
Other income...............................    1,698       1,699       1,418       1,518       1,567
Merger expenses............................      ---        (737)        ---         ---         ---
Terminated merger costs....................      ---         ---        (504)        ---         ---
Amortization of goodwill...................     (107)       (111)       (112)       (111)       (101)
SAIF assessment............................   (2,567)        ---         ---         ---         ---
Other expenses.............................  (12,535)    (12,519)    (11,393)    (11,275)    (10,151)
Federal income tax.........................   (3,371)     (3,334)     (3,414)     (3,433)     (3,199)
                                            --------    --------    --------    --------    --------
Income before extraordinary charge and
  cumulative effect of accounting change...    6,410       5,606       6,700       6,582       5,683
Extraordinary charge for prepayment of
  debt, net of federal income tax benefit..      ---         ---         ---         ---      (1,896)
Cumulative effect of accounting change
  for income taxes.........................      ---         ---         ---       1,168         ---
                                            --------    --------    --------    --------    --------
Net income................................. $  6,410    $  5,606    $  6,700    $  7,750    $  3,787
                                            ========    ========    ========    ========    ========

SUMMARY OF FINANCIAL CONDITION                                     At March 31,(1)
----------------------------------------------------------------------------------------------------
                                              1997        1996        1995        1994        1993
                                            --------    --------    --------    --------    --------
                                                (Dollars in thousands, except per share amounts)

Cash and deposits with banks............... $  4,685    $  6,314    $  7,513    $  8,067    $  7,207
Investments, interest-bearing deposits,
  federal funds sold, and short-term
  investments..............................   35,555      40,782      45,245      46,786      33,995
Loans receivable and mortgage-backed
  securities...............................  570,498     478,906     435,119     402,926     394,895
Goodwill...................................    1,028       1,135       1,246       1,358       1,398
Other assets...............................   22,995      20,090      18,628      17,773      14,718
                                            --------    --------    --------    --------    --------
    Total assets........................... $634,761    $547,227    $507,751    $476,910    $452,213
                                            ========    ========    ========    ========    ========

Deposits................................... $445,182    $410,737    $393,314    $387,776    $373,875
Borrowings.................................  123,700      76,858      59,347      47,513      44,900
Other liabilities..........................    6,444       5,251       4,881       4,920       4,087
Shareholders' equity.......................   59,435      54,381      50,209      36,701      29,351
                                            --------    --------    --------    --------    --------
    Total liabilities and equity........... $634,761    $547,227    $507,751    $476,910    $452,213
                                            ========    ========    ========    ========    ========

--------------

(1) On April 10, 1996 Security First Corp. acquired First Kent Financial Corporation, the holding company for First Federal Savings Bank of Kent. The acquisition was accounted for as a pooling of interest and, accordingly, the financial statements for the Company for all periods presented have been restated to reflect the acquisition.

OTHER STATISTICAL AND OPERATING DATA                                          Year Ended March 31,
----------------------------------------------------------------------------------------------------------------
                                                1997         1996         1995            1994            1993
                                              --------     --------     --------        --------        --------
                                                       (Dollars in thousands, except per share amounts)

Return on average assets ..................      1.07%        1.07%        1.37%           1.64%           0.86%
  Excluding non-recurring items (1) .......      1.36%        1.21%        1.44%           1.40%           1.30%

Return on average equity ..................     11.33%       10.64%       14.58%          23.23%          13.39%
  Excluding non-recurring items (1) .......     14.33%       12.04%       15.30%          19.73%          20.10%

Equity to assets:
  Average for the year ....................      9.47%       10.02%        9.42%           7.08%           6.45%
  At year end .............................      9.36%        9.94%        9.89%           7.70%           6.49%

Net interest income to other
  expenses ................................    188.39%      167.63%      186.84%         182.51%         182.10%

Efficiency ratio (2) ......................     49.52%       55.19%       50.18%          51.03%          50.62%
Net yield on average interest-earning
  assets (3) ..............................      4.12%        4.16%        4.57%           4.56%           4.39%
Interest rate spread during period (4)           3.78%        3.80%        4.30%           4.39%           4.20%

Per share information (5):
  Earnings per share (8) ..................   $  1.17      $  1.06      $  1.24(10)     $  1.73(10)     $  0.87(10)
  Core earnings per share (6)(8) ..........   $  1.46      $  1.19      $  1.29(10)     $  1.45(10)     $  1.42(10)
  Dividends paid per share (9) ............   $  0.44      $  0.40      $  0.31         $  0.18         $  0.12
  Dividend payout ratio (8) ...............     37.61%       37.74%       25.00%          10.40%          13.79%
  Book value per share ....................   $ 11.88      $ 11.03      $ 10.35         $ 11.00         $  8.92
  Tangible book value per share (7) .......   $ 11.67      $ 10.80      $ 10.09         $ 10.59         $  8.50

Weighted average shares
  outstanding (5):
  Common shares............................   4,956,594    4,779,760    4,675,361(10)   3,315,886(10)   3,289,582(10)
  Common and common stock
    equivalent shares......................   5,826,619    5,677,885    5,618,910(10)   4,250,407(10)   3,478,586(10)

---------------

(1) The non-recurring items are SAIF assessment in the current period, and merger expenses, terminated merger costs, extraordinary charge for prepayment of debt, and cumulative effect of an accounting change in the prior periods.

(2) Non-interest expense less goodwill divided by the sum of net interest income and other income, not including one-time gains or non-recurring expenses.

(3)      Net interest income divided by average interest-earning assets.

(4) Average yield earned on interest-earning assets less average rates paid on interest-bearing liabilities.

(5) All share and per share information has been adjusted for the stock splits in fiscal 1994 and 1993.

(6) Represents earnings excluding gains (losses) on sale of assets and before nonrecurring or extraordinary items.

(7) Represents shareholders' equity less goodwill divided by common shares outstanding.

(8) Represents or utilizes fully diluted earnings, shares, and amounts, as appropriate.

(9) The amounts herein are historical per share amounts declared and paid by the Company, as adjusted for stock splits. No adjustment has been made for the acquisition of First Kent Financial Corporation, which was accounted for as a pooling of interests.

(10) Primary and fully diluted earnings per share of First Kent Financial Corporation, former parent of First Federal, subsequent to First Federal's mutual to stock conversion in June 1994 are calculated based on net income subsequent to the stock conversion divided by the weighted average shares outstanding subsequent to the stock conversion. Primary and fully diluted earnings per share for the fiscal years ended March 31, 1994 and 1993 (prior to First Federal's mutual to stock conversion) do not include the results of First Federal.

                              SECURITY FIRST CORP.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

         Security First Corp. ("Security First" or the "Company"), a savings and loan holding company, is the parent corporation to Security Federal Savings and Loan Association of Cleveland ("Security Federal"), First Federal Savings Bank of Kent ("First Federal") and SF Development Co. Security Federal has 12 branches in a five-county area in Northeast Ohio. Security Federal has one wholly-owned subsidiary, Security Financial Corporation ("Security Financial") which is largely inactive. First Federal was acquired on April 10, 1996 in a transaction that was accounted for as a pooling of interests and, accordingly, the financial statements for the Company for all periods presented prior to the acquisition have been restated to include the results of First Federal and its former parent Company, First Kent Financial Corporation. First Federal, which has two branches in Portage County, Ohio, operates as a separate subsidiary of Security First. SF Development Co. was established in March 1994 for the purpose of entering into joint ventures to purchase and develop land for residential properties.

         The Company's earnings depend primarily on its net interest income, which is the difference between the amount it receives from interest earned on its loans and investments and the amount it pays on its savings deposits and borrowings. The Company's interest income and interest expense are significantly impacted by general economic conditions, particularly changes in market interest rates, government policies, and regulations. The operations of the Company can also be affected by the economic conditions in its market area, Northeast Ohio.

         Certain statements in this report that relate to Security First's plans, objectives, or future performance may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on Management's current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties. Additional discussion of factors affecting Security First's business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission.

OVERVIEW OF FINANCIAL CONDITION

         Total assets of nearly $635 million at year-end 1997 reflect an increase of approximately 16% from $547 million at March 31, 1996. The Company's 16% growth in assets during the year ended March 31, 1997 was the result of a $92.3 million increase in the Company's loan portfolio, which increase was funded by increases in both retail savings deposits and Federal Home Loan Bank borrowings. The level of liquid assets, including cash, deposits with banks, federal funds sold, and qualifying investment securities, averaged 6.94% for Security Federal and 11.86% for First Federal for the year ended March 31, 1997 as compared to 7.37% and 17.75%, respectively, for fiscal 1996.

         The Company increased shareholders' equity in each of the years 1997, 1996 and 1995 through the retention of net earnings, after the payment of cash dividends to shareholders. Both Security Federal and First Federal are categorized as well-capitalized institutions by the Office of Thrift Supervision ("OTS") based on their regulatory capital ratios. See Note 13 of the Notes to Consolidated Financial Statements.

LENDING ACTIVITIES.

         The following table shows the composition of the Company's loan portfolio as of the dates indicated


                                                            March 31,
                                               ----------------------------------
                                                 1997         1996         1995
                                               --------     --------     --------
                                                         (In millions)
Real Estate Loans:
  Permanent - one-to four-family               $  236.0     $  225.6     $  213.9
  Permanent - multi-family and commercial         169.5        132.9        113.3
  Construction                                    105.5         64.8         59.8
  Residential development                          50.5         43.4         33.7
  Lines of credit                                  17.7         15.7         14.7
Other loans                                        48.4         38.0         27.6
Less: net items                                   (59.6)       (44.8)       (32.1)
                                               --------     --------     --------
  Total                                        $  568.0     $  475.6     $  430.9
                                               ========     ========     ========

         One- to four-family permanent real estate mortgage loans are generally considered to have a lower level of credit risk because the collateral is generally more liquid than multi-family and commercial real estate and not subject to significant fluctuations in the near-term.

         Multi-family and commercial real estate lending is generally considered to involve a higher level of risk than does one- to four-family residential lending due to the concentration of principal in a limited number of loans and borrowers and the effects that general economic conditions have on real estate development. In addition, the nature of these loans is such that the collateral is less liquid than one- to four-family properties, and such loans are generally less predictable and more difficult to evaluate and monitor. A significant potential risk of loss is that the cash flows from the properties may be inadequate to service the loan payments. The Company attempts to mitigate the risks associated with this type of lending through its underwriting policies and its monitoring of the properties, substantially all of which are located in its market area.

         The Company's construction loans often are larger individually, and also generally involve a greater degree of risk, than its single-family mortgage loans secured by existing homes. Repayment of construction loans usually is dependent on both the successful completion of construction within the estimated time and budget, and the successful marketing of the units. If loan defaults resulting in foreclosure occur before construction is completed, the Company would be required either to arrange for the completion of construction or the disposition of the unfinished units. In either case, the Company may incur substantial additional costs in the administration of the loans. If loan defaults resulting in foreclosure occur after construction is completed, the Company may incur additional costs in marketing and selling the completed units. The Company attempts to minimize these risks by making construction loans to established builders in its market area, by monitoring the quality, progress, and cost of construction and originating loans mainly on single-family, pre-sold residences.

         At March 31, 1997, $80.5 million of Security First's construction loan portfolio consisted of loans on single-family residences, the majority of which were pre-sold, i.e. the structure was not built on a speculative basis and the contract purchaser had a commitment for permanent financing (generally not from the Company) prior to the commencement of construction.

         The Company, through its subsidiary SF Development Co., makes land acquisition and development loans for single-family residential projects, usually to developers that have pre-sold some of the lots. All of these residential development loans are located in the Company's market area. Residential development lending generally is considered to involve risks similar to those discussed above regarding multi-family and commercial real estate lending.

ASSET QUALITY

         General. The Company's goal is to maintain the asset quality level of its loan portfolio through the use of conservative lending policies and underwriting standards. The majority of loan delinquencies that do arise are generally remedied within 90 days as a result of the Company's collection efforts. At March 31, 1997, the Company's percentage of non-performing assets to total assets was .26%.

         Systematic detailed reviews of the Company's multi-family and commercial loan portfolios are performed regularly in order to evaluate any potential credit losses. For loan balances that are significant in total but not individually significant and are well collateralized, the portfolios are reviewed in total. These reviews consider, among other factors, economic conditions, delinquency patterns, and historical loss experiences in the loan portfolio in order to assess potential credit losses.

         Management is of the opinion that the allowance for loan losses at March 31, 1997, which represents 302% of total nonperforming loans, is adequate to meet potential losses in the portfolio. It must be understood, however, that there are inherent risks and uncertainties related to the operation of a financial institution. By necessity, the Company's consolidated financial statements are dependent upon estimates, appraisals, and evaluations of loans. Therefore, the possibility exists that abrupt changes in such estimates, appraisals, and evaluations might be required because of changing economic conditions and the economic prospects of borrowers.

         Non-performing Assets. Generally, it is the Company's policy to discontinue the accrual of interest on all loans which are 90 days or more past due or when collectibility of the loan is in doubt. The following table summarizes non-performing assets at the end of the three most recent years.


                                                                            March 31,
                                                                ----------------------------------
                                                                  1997         1996         1995
                                                                ----------------------------------
                                                                      (Dollars in thousands)
NON-PERFORMING ASSETS:
NON-ACCRUING LOANS                                              $ 1,643       $ 2,006      $ 3,050
ACCRUING LOANS PAST DUE 90 DAYS                                     ---           522          278
                                                                -------       -------      -------
  TOTAL NON-PERFORMING LOANS                                      1,643         2,528        3,328
REAL ESTATE OWNED                                                     5            39          241
                                                                -------       -------      -------
  TOTAL NON-PERFORMING ASSETS                                   $ 1,648       $ 2,567      $ 3,569
                                                                =======       =======      =======

ALLOWANCE FOR LOAN LOSSES                                       $ 4,968       $ 4,572      $ 4,283
                                                                =======       =======      =======

RATIOS:
NON-PERFORMING ASSETS TO TOTAL ASSETS                              0.26%         0.47%        0.70%
NON-PERFORMING LOANS TO TOTAL LOANS (BEFORE  ALLOWANCE FOR         0.29%         0.53%        0.76%
  LOAN LOSSES)
ALLOWANCE FOR LOAN LOSSES TO NON-PERFORMING LOANS                302.37%       180.85%      128.70%
NET CHARGE-OFFS (RECOVERIES) TO AVERAGE LOANS FOR THE YEAR        (0.01)%        0.02%        0.07%

         Potential Problem Loans. As of March 31, 1997, there were three commercial loans totaling $1.4 million which are not reflected in the above table where known information about possible credit problems of the borrower caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms and which may result in disclosure of such loans in the future.

         Although management believes that these loans are adequately secured and no material loss is expected, certain circumstances may cause the borrower to be unable to comply with the present loan repayment terms at some future date. The Company is closely monitoring the status of these loans.

         Allowance for Loan Losses. The Company's provision for loan losses was $323,000 for the fiscal year ended March 31, 1997 compared to $377,000 and $582,000 for the previous two years. Although management believes that the procedures used to evaluate potential losses in the loan portfolio have resulted in an adequate allowance for loan losses in accordance with generally accepted accounting principles, recovery of the carrying value of such loans is dependent to a great extent on economic, operating, and other conditions that may be beyond the Company's control and, therefore, future adjustments to the allowance for loan losses may be necessary.

CAPITAL AND DIVIDENDS

         The OTS, has implemented a statutory framework for capital requirements which establishes five categories of capital strength, ranging from "well capitalized" to "critically undercapitalized." An institution's category depends upon its capital level in relation to relevant capital measures, including two risk-based capital measures, a leverage capital measure, and certain other factors. At fiscal year-end 1997, both Security Federal and First Federal exceeded the level required to meet the definition of a well-capitalized institution. See Note 13 of the Notes to Consolidated Financial Statements for a further analysis of both Security Federal's and First Federal's regulatory capital.

         The Company has paid regular cash dividends each quarter since June 1988. During the current fiscal year, a total of $2.2 million ($.44 per share) in dividends was declared and paid. The dividend payout rate as a percentage of earnings per share (fully diluted) was 37.61%, 37.74%, and 25.00% for the fiscal years ended March 31, 1997, 1996 and 1995, respectively.

         Cash dividend payout levels are continually reviewed by management and the Board of Directors. The Company intends to continue its policy of paying quarterly dividends; however, such payment will depend on a number of factors, including capital requirements, regulatory limitations, the Company's financial condition and results of operations, and Security Federal's and First Federal's ability to pay dividends to the Company. At present, the Company has no significant source of income other than dividends from the Security Federal and First Federal; therefore, the Company depends upon such dividends to accumulate earnings for payment of cash dividends to its shareholders. See Note 12 of the Notes to Consolidated Financial Statements for additional restrictions on dividend payments.

LIQUIDITY

         The term "liquidity" refers to the ability of the Company to generate adequate amounts of cash to meet its needs. The Company's liquidity is a measure of its ability to fund loans and meet withdrawals of deposits and other cash outflows in a cost effective manner. The principal sources of funds for the Company's operations are cash flows generated from earnings, savings deposits, scheduled amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities, and borrowings from the Federal Home Loan Bank ("FHLB") of Cincinnati. Because a significant portion of the Company's loan originations consists of relatively short-term construction and development loans, the funding source for new loan originations is frequently derived from maturities and prepayments of other construction loans.

         While loan and mortgage-backed securities payments and maturing investments are relatively stable sources of funds, deposit flows and loan prepayments are greatly influenced by prevailing interest rates, economic conditions and competition.

         Management regularly reviews the Company's need for cash to fund its operations and believes, as in the past, that the aforementioned resources are adequate for its projected requirements. Federal regulations require that Security Federal and First Federal maintain an average daily balance of liquid assets of at least 4% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The average liquid assets ratio for the month of March 1997 was 6.81% and 10.76% for Security Federal and First Federal, respectively. The Company invests excess cash in federal funds and short-term investments and also receives interest on excess funds held in its FHLB demand account. The cash management policies of the Company are designed to keep liquidity levels within the Federal regulatory requirements.

         The Company has a relatively stable retail deposit base and, therefore, management believes that significant additional borrowings will not be necessary to maintain its current liquidity position. Certificates of deposit scheduled to mature in one year or less at March 31, 1997 totaled approximately $232 million. Management believes that a significant portion of the amounts maturing during fiscal 1998 will be reinvested with the Company because they are retail deposits and historically such deposits have remained with the Company; however, no assurances can be made that this will occur.

         As of March 31, 1997, the Company had commitments to originate loans and commitments on unfunded lines of credit (typically secured by single-family residences) totaling $54.3 million. There were no commitments to purchase or sell loans at March 31, 1997. The Company anticipates that it will have sufficient funds available during fiscal 1998 from loan and mortgage-backed security repayments and investment maturities to meet current and future loan commitments.

ASSET AND LIABILITY MANAGEMENT

         Security Federal and First Federal each have an Asset and Liability Committee to monitor the level and relative mix of their respective interest-sensitive assets and liabilities. The Asset and Liability Committees of Security Federal and First Federal includes senior management representatives of the respective institutions.

         The asset and liability management programs of Security Federal and First Federal are designed to minimize the impact of significant changes in interest rates on net interest income. The key components of successful interest rate and credit risk management include the monitoring and management of rate sensitivity and repricing characteristics of the balance sheet components, as well as the creditworthiness of borrowers and the quality of assets.

         Both Security Federal and First Federal, like other financial institutions, are subject to interest rate risk to the extent that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. The OTS provides a Net Portfolio Value ("NPV") approach to the quantification of interest rate risk. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts.

         Thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of the deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is defined as 2% of the present value of its assets. The regulation, however, will not become effective until the OTS evaluates the process by which savings associations may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed.

         Presented below, as of March 31, 1997, is an analysis of Security Federal and First Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points. This analysis was prepared by an independent third party analysis service. As illustrated in the table, NPV is generally more sensitive to rising rates than declining rates. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, Security Federal and First Federal do not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates. The value of the banks' deposits and borrowing change in approximately the same proportion in rising or falling rate scenarios.

                                 SECURITY FEDERAL AND FIRST FEDERAL

                                              Market Value of Portfolio Equity
                                        --------------------------------------------
         Change in Interest Rate        Estimated             $                 %
              (Basis Points)               NPV             Change             Change
         -----------------------        --------           -------            ------
                                                   (Dollars in thousands)

                   +400                  $43,362           $(9,697)           (18.28)%
                   +300                   48,793            (4,266)            (8.04)
                   +200                   53,222               163              0.31
                   +100                   53,458               399              0.75
                    ---                   53,059               ---               ---
                   -100                   51,343            (1,716)            (3.23)
                   -200                   50,184            (2,875)            (5.42)
                   -300                   52,360              (699)            (1.32)
                   -400                   55,991             2,932              5.53

         In addition to monitoring selected measures on NPV, management also monitors effects of net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to assess interest rate risk.

         Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

RESULTS OF OPERATIONS

         General. Security First's consolidated net income was $6.4 million or $1.17 per share (fully diluted) for the year ended March 31, 1997 compared to $5.6 million or $1.06 per share (fully diluted) for the year ended March 31, 1996 and $6.7 million or $1.24 per share (fully diluted) for the year ended March 31, 1995. Net income for the current year as well as the prior two fiscal years was affected by non-recurring items. During fiscal 1997, net income was reduced by $2.6 million ($1.7 million after tax) due to a special one-time Savings Association Insurance Fund Assessment ("SAIF") assessment for the recapitalization of the FDIC insurance fund, which provides government insurance on deposits at savings and loan institutions. As a result of the assessment, the deposit insurance premiums paid by Security Federal and First Federal were reduced from 23 basis points to zero, based upon their current risk classifications and the new assessment schedule for SAIF insured institutions. These premiums are subject to change in future periods. Net income for fiscal 1996 was impacted by merger costs of $737,000 related to the successful acquisition of First Kent Financial Corporation. Net income for the year ended March 31, 1995, was decreased by $333,000 after-tax cost related to the termination of the proposed merger with Mid Am, Inc. Excluding the aforementioned non-recurring items, net income for fiscal years 1997, 1996 and 1995 would have been $8.1 million, $6.3 million and $7.0 million, or $1.46, $1.19 and $1.29 per share (fully diluted), respectively.

         Interest Income. Total interest income for the year ended March 31, 1997 was $49.2 million compared to $43.6 million and $39.4 million for the years ended March 31, 1996 and 1995, respectively, largely as a result of increased lending activity. Average loans outstanding during fiscal 1997 were $525.7 million compared with $453.5 million and $410.2 million for 1996 and 1995, respectively. The average yield on the loan portfolio decreased slightly to 8.78% from 8.90% during 1996. The average yield on loans during fiscal 1995 was 8.82%.

         Additionally, interest income included amortization of net deferred loan fees of $1.6 million, $1.7 million, and $2.0 million for the years ended March 31, 1997, 1996, and 1995, respectively. Origination fees received on loans, net of certain direct origination costs, are deferred and amortized to interest income over the contractual life of the loans.

         Interest income on total investments during 1997 was $2.8 million which was comparable to 1996 and 1995. As noted in the table below, the average balance outstanding of investment securities and short-term investments was slightly lower during the current fiscal year compared with 1996 and 1995 but was offset by somewhat higher rates on such investments.

         Interest income on mortgage-backed securities was $224,000 in fiscal 1997 compared with $301,000 and $377,000 in 1996 and 1995, respectively. The annual decreases were principally due to a decline in the average balance outstanding as a result of scheduled amortization and prepayments of the underlying loans.

         Interest Expense. Total interest expense for the year ended March 31, 1997 was $25.6 million compared to $22.6 million and $18.1 million for the years ended March 31, 1996 and 1995, respectively, as a result of higher volume on both deposits and borrowings to support lending activity offset slightly by a lower interest rate environment. Average deposits outstanding during fiscal 1997 were $425.1 million at an average cost of 4.51% compared with $401.4 million outstanding at an average cost of 4.63% for 1996 and $388.0 million outstanding at 3.95 % for 1995.

         Interest expense on total FHLB advances for the year ended March 31, 1997 increased by $2.3 million from the prior year and by $3.6 million compared with fiscal 1995. This increase was due to greater short-term borrowings in the current year offset slightly by somewhat lower rates on short-term FHLB advances compared with the previous year. The average rate paid on short-term advances was 5.82% in the current year compared with 6.07% last year and 6.02% in fiscal 1995. The amount of long-term borrowings remained relatively constant, although rates paid on such borrowings were slightly higher during fiscal 1997 and 1996 compared to fiscal 1995.

         The following table presents the total dollar amounts of interest income and interest expense on the indicated amounts of average interest-earning assets or interest-bearing liabilities for the years ended March 31, 1997, 1996, and 1995. Average balance calculations were based on daily and monthly balances.


                                         FOR THE YEAR ENDED              For the Year Ended             For the Year Ended
                                           MARCH 31, 1997                  March 31, 1996                 March 31, 1995
                                    ----------------------------     ---------------------------    -----------------------------
                                    Average               Yield/     Average              Yield/    Average                Yield/
                                    Balance    Interest    Cost      Balance    Interest   Cost     Balance     Interest    Cost
                                    -------    --------   ------     --------   --------  ------    -------     --------   ------

                                                                       (Dollars in thousands)
INTEREST-EARNINGS ASSETS:
Loans(1)........................    $525,678   $ 46,165     8.78%    $453,491   $40,374     8.90%   $410,185    $36,173      8.82%
Mortgage-backed securities......       2,783        224     8.05%       3,705       301     8.12%      4,681        377      8.05%
Investment securities...........      36,837      2,353     6.39%      37,900     2,409     6.36%     42,733      2,455      5.74%
Short-term investments..........       8,156        436     5.35%       9,504       509     5.36%      8,693        405      4.66%
                                    --------   --------   ------     --------   -------   ------    --------    -------    ------
   Total interest-earning assets     573,454     49,178     8.58%     504,600    43,593     8.64%    466,292     39,410      8.45%
Non-interest-earning assets.....      24,031                           21,255                         21,509
                                    --------                         --------                       --------
   Total Assets.................    $597,485                         $525,855                       $487,801
                                    ========                         ========                       ========
INTEREST-BEARING LIABILITIES:
Passbook accounts...............    $ 58,751   $  1,587     2.70%    $ 62,787   $ 1,606     2.56%   $ 69,143    $ 1,685      2.44%
Money market/NOW Accounts.......      82,364      1,456     1.77%      76,476     1,537     2.01%     79,757      1,763      2.21%
Certificate of deposit
  accounts......................     283,989     16,148     5.69%     262,156    15,426     5.88%    239,091     11,859      4.96%
                                    --------   --------   ------     --------   -------   ------    --------    -------    ------
   Total deposits...............     425,104     19,191     4.51%     401,419    18,569     4.63%    387,991     15,307      3.95%
                                    --------   --------   ------     --------   -------   ------    --------    -------    ------
Short-term FHLB advances........      75,547      4,394     5.82%      35,723     2,170     6.07%     18,881      1,137      6.02%
Long-term FHLB advances.........      23,433      1,392     5.94%      21,382     1,279     5.98%     20,428      1,059      5.18%
                                    --------   --------   ------     --------   -------   ------    --------    -------    ------
   Total advances...............      98,980      5,786     5.85%      57,105     3,449     6.04%     39,309      2,196      5.59%
                                    --------   --------   ------     --------   -------   ------    --------    -------    ------
Convertible subordinated
  debentures....................       8,742        586     6.70%       8,789       590     6.71%      9,307        620      6.66%
                                    --------   --------   ------     --------   -------   ------    --------    -------    ------
Total interest-bearing
  liabilities...................     532,826     25,563     4.80%     467,313    22,608     4.84%    436,607     18,123      4.15%
Non-interest-bearing
  liabilities...................       8,089                            5,855                          5,233
                                    --------                         --------                       --------
   Total Liabilities............     540,915                          473,168                        441,840
Shareholders' equity............      56,570                           52,687                         45,961
                                    --------                         --------                       --------
Total Liabilities and
  Shareholders' Equity..........    $597,485                         $525,855                       $487,801
                                    ========                         ========                       ========
NET INTEREST INCOME/ INTEREST
RATE SPREAD.....................               $ 23,615     3.78%               $20,985     3.80%               $21,287      4.30%
                                               ========   ======                =======   ======                =======    ======
NET INTEREST EARNING ASSETS/NET
YIELD ON INTEREST-EARNING
ASSETS..........................    $ 40,628                4.12%    $ 37,287               4.16%   $ 29,685                 4.57%
                                    ========              ======     ========             ======    ========               ======
PERCENTAGE OF INTEREST-EARNING
ASSETS TO INTEREST-BEARING
LIABILITIES.....................                          107.63%                         107.98%                          106.80%
                                                          ======                          ======                           ======

---------------

(1) Average balances include non-accrual loans, and interest income includes deferred loan fee amortization of $1,579,000, $1,683,000 and $1,980,000 for the years ended March 31, 1997, 1996, and 1995, respectively.

         The changes in net interest income compared to the prior period for the years ended March 31, 1997, and 1996 are analyzed in the following table. The table shows the changes by major component, distinguishing between changes related to volume as opposed to changes in interest rates and the net effect of both. Changes not solely attributable to volume or rate changes have been allocated in proportion to the changes due to volume and rate.


                                                                   Year Ended March 31,
                                         ----------------------------------------------------------------------
                                                   1997 VS. 1996                        1996 vs. 1995
                                         --------------------------------     ---------------------------------
                                         Increase (Decrease)                 Increase (Decrease)
                                               Due to            Total              Due to             Total
                                         -------------------    Increase     --------------------      Increase
                                          Volume      Rate     (Decrease)    Volume       Rate       (Decrease)
                                          -------     -----    ----------    ------       -----       ----------
                                                                   (Dollars in thousands)
INTEREST-EARNING ASSETS:
Loans ................................    $ 6,331     $(540)     $ 5,791     $ 3,852     $  349        $ 4,201
Mortgage-backed securities ...........        (74)       (3)         (77)        (79)         3            (76)
Investment securities ................        (68)       12          (56)       (776)       730            (46)
Short- term investments ..............        (72)       (1)         (73)         40         64            104
                                          -------     -----      -------     -------     ------        -------
    Total interest-earning assets ....    $ 6,117     $(532)       5,585     $ 3,037     $1,146          4,183
                                          =======     =====      -------     =======     ======        -------
INTEREST-BEARING LIABILITIES
Deposits .............................    $ 1,210     $(588)         622     $   975     $2,287          3,262
Short-term FHLB advances .............      2,312       (88)       2,224       1,023         10          1,033
Long-term FHLB advances ..............        122        (9)         113          51        169            220
Convertible subordinated debentures ..         (3)       (1)          (4)        (30)         0            (30)
                                          -------     -----      -------     -------     ------        -------
    Total interest-bearing liabilities    $ 3,641     $(686)       2,955     $ 2,019     $2,466          4,485
                                          =======     =====      -------     =======     ======        -------
Changes in Net Interest Income.....                              $ 2,630                               $  (302)
                                                                 =======                               =======

         OTHER INCOME. Other income was $1.7 million for 1997 and 1996 and $1.4 million in fiscal 1995. The increase in other income during fiscal 1997 and 1996 over fiscal 1995 was the result of higher service fee income as well as approximately $89,000 in equity income received from joint ventures in real estate development activities by SF Development Co.

         OTHER EXPENSE. Other operating expenses for fiscal 1997 were $15.2 million compared to $13.4 million and $12.0 million for the prior two fiscal years. The increase in operating expenses was largely due to data processing expense and costs related to the opening of a Security Federal branch office in Willoughby, Ohio. These increases in expenses were somewhat offset by a decrease in the Federal Deposit Insurance premium after the one time special assessment incurred in September 1996.

         FEDERAL INCOME TAXES. The Company's Federal income taxes for the year ended March 31, 1997 were $3.4 million compared with $3.3 million and $3.4 million for 1996 and 1995, respectively. The effective Federal tax rate was higher in fiscal 1996 because of the tax effect of non-deductible merger expenses.

IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements of the Company and the related data presented herein have been prepared in accordance with generally accepted accounting principles, which require measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

ACCOUNTING AND REPORTING DEVELOPMENTS

         See Note 1 to the Notes to Consolidated Financial Statements for a discussion of accounting and reporting developments affecting the Company and newly promulgated FASB Statements that have not yet been adopted by the Company.

                  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         The following table presents selected quarterly financial data for the years ended March 31, 1997 and 1996.


1997                                    FIRST       SECOND            THIRD           FOURTH
-----------------------------------------------------------------------------------------------
                                            (Dollars in Thousands Except Per Share Data)

Interest income                        $11,614      $12,106          $12,584         $12,874
Interest expense                         5,822        6,266            6,680           6,795
Net interest income                      5,792        5,840            5,904           6,079
Provision for loan losses                   96           84               84              59
Net income                               1,934          286(1)         2,040           2,150
Net income per common share               0.39         0.06(1)          0.40            0.42
Dividends per common share                0.11         0.11             0.11            0.11
Return on average assets                 1.38%         .19%(1)         1.33%           1.37%
Return on average equity                14.08%        2.04%(1)        14.39%          14.70%
Interest rate spread                     3.98%        3.80%            3.67%           3.68%


1996                                    FIRST       SECOND            THIRD           FOURTH
-----------------------------------------------------------------------------------------------
                                           (Dollars in Thousands Except Per Share Data)


Interest income                        $10,561      $10,895          $11,166         $10,971
Interest expense                         5,424        5,679            5,832           5,673
Net interest income                      5,137        5,216            5,334           5,298
Provision for loan losses                   84           84               84             125
Net income                               1,608        1,648            1,693             657(2)
Net income per common share               0.33         0.34             0.34            0.13(2)
Dividends per common share                0.10         0.10             0.10            0.10
Return on average assets                 1.26%        1.27%            1.26%           0.49%(2)
Return on average equity                12.67%       12.67%           12.67%           4.82%(2)
Interest rate spread                     3.85%        3.81%            3.78%           3.77%

---------------

(1) The decrease in the second quarter is due to the one time special SAIF Assessment of $2.6 million ($1.7 million after tax).

(2) The decrease reflects the impact of non-deductible merger expenses of $417,000.

INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors
Security First Corp.

We have audited the accompanying consolidated statements of financial condition of Security First Corp. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Security First Corp. and First Kent Financial Corporation, which has been accounted for as a pooling of interests as described in Note 19 to the consolidated financial statements. We did not audit the consolidated financial statements of First Kent Financial Corporation and subsidiary for the year ended September 30, 1995 and the six months ended September 30, 1994, which statements reflect total assets of $77,876,500, $77,564,000, respectively, and net income of $813,700 and $571,000 for the year ended September 30, 1995 and the six months ended September 30, 1994, respectively. Those financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for First Kent Financial Corporation and subsidiary for such periods, is based solely on the reports of such other auditors. As described in Note 19 to the consolidated financial statements, subsequent to the issuance of the reports of the other auditors, the consolidated financial statements of First Kent Financial Corporation were restated to conform to the fiscal year of Security First Corp. for the years ended March 31, 1996 and 1995.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Security First Corp. and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

We also audited the adjustments described in Note 19 that were applied to restate the September 30, 1995 and 1994 consolidated financial statements of First Kent Financial Corporation. In our opinion, such adjustments are appropriate and have been properly applied.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Cleveland, Ohio
April 25, 1997 (May 20, 1997 as to Note 20)

                              SECURITY FIRST CORP.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                               March 31,
                                                                                      ---------------------------
                                                                                        1997              1996
                                                                                      --------          ---------
                                                                                     (Dollars in thousands, except
                                                                                           per share data)
ASSETS
Cash and deposits with banks................................................          $  4,685           $  6,314
Interest-bearing deposits with banks........................................             1,826              5,334
Federal funds sold and short-term investments...............................             2,153              4,259
                                                                                      --------          ---------
  Total cash and cash equivalents...........................................             8,664             15,907
                                                                                      --------           --------
Investment securities - available for sale (amortized cost of $24,969 at
  March 31, 1997 and $24,379 at March 31, 1996).............................            24,576             24,189
Investment securities - held to maturity (market value of $6,986 at
  March 31, 1997 and $7,014 at March 31, 1996)..............................             7,000              7,000
Mortgage-backed securities-available for sale (amortized cost of $2,469
  at March 31, 1997 and $3,173 at March 31, 1996)...........................             2,523              3,275
Loans - net (including allowance for loan losses of $4,968 at March 31,
1997 and $4,572 at March 31, 1996)..........................................           567,975            475,631
Accrued interest receivable.................................................             4,032              3,466
Federal Home Loan Bank stock - at cost......................................             6,400              3,864
Premises and equipment - net................................................             8,853              8,451
Cost in excess of fair value of net assets acquired ("goodwill")............             1,028              1,135
Prepaid expenses and other assets...........................................             3,710              4,309
                                                                                      --------           --------
    TOTAL ASSETS............................................................          $634,761           $547,227
                                                                                      ========           ========
LIABILITIES:
Deposits....................................................................          $445,182           $410,737
Advances from Federal Home Loan Bank........................................           115,221             68,084
Convertible subordinated debentures.........................................             8,479              8,774
Advance payments by borrowers for taxes and insurance ("escrow")............             1,498              1,345
Accrued interest payable....................................................             2,058              1,473
Accounts payable and other accrued expenses.................................             2,888              2,433
                                                                                      --------           --------
  Total liabilities                                                                    575,326            492,846
                                                                                       -------           --------
SHAREHOLDERS' EQUITY:
Preferred stock (1,000,000 shares authorized, none issued)..................               ---                ---
Common stock, par value $.01 per share; 10,000,000
  shares authorized; 5,003,099 shares issued and outstanding at March 31,
  1997 and 4,928,968 at March 31, 1996......................................                50                 49
Capital in excess of par value..............................................            14,915             14,453
Net unrealized loss on investments and mortgage-backed securities, net
  of tax benefit of $111 at March 31, 1997 and $30 at March 31, 1996........              (224)               (59)
Unearned compensation.......................................................              (216)              (293)
Unearned ESOP shares........................................................               ---               (447)
Retained earnings (substantially restricted)................................            44,910             40,678
                                                                                      --------           --------
  Total shareholders' equity................................................            59,435             54,381
                                                                                      --------           --------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..............................          $634,761           $547,227
                                                                                      ========           ========

See notes to consolidated financial statements.

                              SECURITY FIRST CORP.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                              For the Year Ended March 31,
                                                                    ----------------------------------------------
                                                                       1997               1996              1995
                                                                    ---------          ---------         ---------
                                                                     (Dollars in thousands, except per share data)
Interest Income:
  Loans...................................................            $46,165            $40,374           $36,173
  Mortgage-backed securities..............................                224                301               377
  Investment securities...................................              2,353              2,409             2,455
  Short-term investments..................................                436                509               405
                                                                      -------            -------         ---------
    Total interest income.................................             49,178             43,593            39,410
                                                                      -------            -------         ---------
Interest Expense:
  Deposits................................................             19,191             18,569            15,307
  Short-term FHLB advances................................              4,394              2,170             1,137
  Long-term FHLB advances.................................              1,392              1,279             1,059
  Convertible subordinated debentures.....................                586                590               620
                                                                      -------            -------           -------
    Total interest expense................................             25,563             22,608            18,123
                                                                      -------            -------           -------
Net interest income.......................................             23,615             20,985            21,287
Provision for loan losses.................................                323                377               582
                                                                      -------            -------           -------
Net interest income after provision for loan losses.......             23,292             20,608            20,705
                                                                      -------            -------           -------
Other income..............................................              1,698              1,699             1,418
Other expenses:
  SAIF special assessment.................................              2,567                ---               ---
  Amortization of goodwill................................                107                111               112
  Merger expenses.........................................                ---                737               ---
  Terminated merger costs.................................                ---                ---               504
  Other...................................................             12,535             12,519            11,393
                                                                      -------            -------           -------
    Total other expenses..................................             15,209             13,367            12,009
                                                                      -------            -------           -------
Income before federal income taxes........................              9,781              8,940            10,114
Federal income taxes......................................              3,371              3,334             3,414
                                                                      -------            -------           -------
    Net income............................................            $ 6,410            $ 5,606           $ 6,700
                                                                      =======            =======           =======
Earnings per share:
  Primary.................................................            $  1.27            $  1.14           $  1.36
                                                                      =======            =======           =======
  Fully diluted...........................................            $  1.17            $  1.06           $  1.24
                                                                      =======            =======           =======
Cash dividends per share..................................            $  0.44            $  0.40           $  0.31
                                                                      =======            =======           =======

See notes to consolidated financial statements.

                              SECURITY FIRST CORP.

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                    Year Ended March 31,
                                                                         1997               1996               1995
                                                                     -------------      ------------        -----------
                                                                                    (Dollars in thousands)
OPERATING ACTIVITIES:
Net Income.....................................................         $    6,410        $    5,606         $    6,700
Adjustments to reconcile net income to net cash
 provided by operating activities:
Provision for loan losses......................................                323               377                582
Accretion of discounts, amortization of premiums, and other
  deferred yield items.........................................                540                45                150
Depreciation and amortization..................................                782               708                598
Amortization of goodwill.......................................                107               111                112
Effect of change in accrued interest receivable and payable....                 19                71               (58)
Equity income from joint ventures..............................               (89)              (83)                ---
FHLB stock dividends...........................................              (376)             (231)              (212)
Deferred federal income taxes..................................                239               424               (37)
Amortization of unearned compensation..........................                 77               298                 90
Net change in accounts payable, accrued expenses,
  and other assets.............................................              1,020               747              (902)
Other..........................................................                  2             (200)                212
                                                                        ----------        ----------         ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES......................              9,054             7,873              7,235
                                                                        ----------        ----------         ----------
INVESTING ACTIVITIES:
Loans originated...............................................         $(280,702)        $(190,717)         $(178,448)
Increase (decrease) in loans in process........................             14,080            12,346            (3,108)
Loan principal repayments and maturities.......................            150,700           139,761            149,672
Proceeds from:
 Sales of:
   Loans and loan participations...............................             28,711             1,283              1,378
   Real estate owned...........................................                151               324                813
   Investment securities.......................................                ---               500              3,025
  Mortgage-backed security principal repayments
    and maturities.............................................                704             1,040              1,290
  Investment security maturities...............................              4,407            30,574             10,261
Purchases of:
   Loans.......................................................            (6,139)           (7,976)            (4,670)
   Investment securities.......................................            (4,993)          (24,788)           (15,271)
   Premises and equipment......................................            (1,193)           (1,323)              (637)
   FHLB stock..................................................            (2,160)             (725)               (19)
                                                                        ----------        ----------        -----------
NET CASH USED IN INVESTING ACTIVITIES..........................           (96,434)          (39,701)           (35,714)
                                                                        ----------        ----------        -----------
FINANCING ACTIVITIES:
Net increase in savings deposits...............................         $   34,445        $   17,424         $    5,538
Proceeds from additional FHLB advances.........................            328,300           132,400             73,750
Payment of FHLB advances.......................................          (281,164)         (114,859)           (60,945)
Proceeds from termination of employee stock ownership plan.....                457               ---                ---
Net increase (decrease) in mortgage escrow funds...............                153             (552)                291
Payment of dividends on common stock...........................            (2,186)           (1,915)            (1,286)
Proceeds from exercise of stock options........................                132               128                 64
Net proceeds from issuance of common stock.....................                ---               ---              6,976
                                                                        ----------        ----------         ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES......................             80,137            32,626             24,388
                                                                        ----------        ----------         ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........            (7,243)               798            (4,091)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...............             15,907            15,109             19,200
                                                                        ----------        ----------         ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.....................         $    8,664        $   15,907         $   15,109
                                                                        ==========        ==========         ==========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest on deposits and borrowings..........................         $   24,978        $   22,297         $   17,896
  Income taxes.................................................              3,254             3,286              4,210
Noncash investing and financing activities:
  Transfer from loans to real estate acquired
    through  foreclosure.......................................                124               128                899
  Effect of conversion of convertible subordinated
    debentures.................................................                295                30                971
  Issuance of shares to the employee stock ownership plan......                ---               ---                592
  Shares issued with respect to the recognition
    and retention plan.........................................                ---               ---                383

See notes to consolidated financial statements.

                              SECURITY FIRST CORP.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                    Net Unrealized
                                                                                        Loss on
                                                        Capital in                     Securities
                                           Common     Excess of Par     Retained     Available for       Unearned
                                            Stock          Value        Earnings          Sale         ESOP shares
                                           -------        -------      ----------        ------        -----------
                                                       (Dollars in thousands, except per share data)
Balance at April 1, 1994..........           $33         $ 5,095       $31,573            $ ---            $ ---
Sale of 1,259,020 shares of common
  stock, net of conversion costs..            13           6,963
Issuance of 100,721 shares of
  common stock to Employee Stock
  Option Plan (ESOP)..............             1             591                                            (592)
Issuance of 37,767 shares
  with respect to Recognition and
  Retention Plan..................                           383
Issuance of 83,136 shares of common
  stock in connection
  with conversions of subordinated
  debentures......................             2             893
Issuance of 33,184 shares of common
  stock in connection with
  exercise of stock options.......                            64
Dividends paid $.31 Per Share.....                                      (1,286)
Net income for the year ended
  March 31, 1995..................                                       6,700
Other.............................                            98                                              42
                                             ---         -------       -------             ----            -----
Balance at March 31, 1995.........            49          14,087        36,987              ---             (550)
Issuance of 75,500 shares of
  common stock in connection with
  exercise of stock options.......                           128
Issuance of 2,568 shares of common
  stock in connection with conversions
  of subordinated debentures......                            28
Dividends paid - $.40 Per Share...                                      (1,392)
Net Income for the year ended
  March 31, 1996..................                                       5,606
Net unrealized loss on securities
  available for sale..............                                                          (59)
Other.............................                          210          (523)                               103
                                             ---         -------       -------             ----            -----
Balance at March 31, 1996.........            49          14,453        40,678              (59)            (447)
Issuance of 48,878 shares of common
  stock in connection with
  exercise of stock options.......                           132
Issuance of 25,253 shares in
  connection with conversions of
  subordinated debentures.........             1             275
Effect of termination of ESOP.....                            25             8                               424
Dividends paid - $.44 Per Share...                                      (2,186)
Net income for the year ended
  March 31, 1997..................                                       6,410
Net unrealized loss on securities
  available for sale..............                                                         (165)
Other.............................                            30                                             23
                                             ---         -------       -------             ----            -----
Balance as of March 31, 1997......           $50         $14,915       $44,910            $(224)             ---
                                             ===         =======       =======            =====            =====



                                                                 Total
                                                Unearned     Shareholders'
                                              Compensation       Equity
                                              ------------      -------
                                                (Dollars in thousands,
                                                except per share data)
Balance at April 1, 1994..........                $ ---         $36,701
Sale of 1,259,020 shares of common
  stock, net of conversion costs..                                6,976
Issuance of 100,721 shares of
  common stock to Employee Stock
  Option Plan (ESOP)..............                                  ---
Issuance of 37,767 shares with respect
  to Recognition and Retention Plan                (383)            ---
Issuance of 83,136 shares of common
  stock in connection with conversions
  of subordinated debentures......                                  895
Issuance of 33,184 shares of common
  stock in connection with exercise of
  stock options...................                                   64
Dividends paid $.31 Per Share.....                               (1,286)
Net income for the year ended
  March 31, 1995..................                                6,700
Other.............................                   19             159
                                                  -----         -------
Balance at March 31, 1995.........                 (364)         50,209
Issuance of 75,500 shares of common
  stock in connection with exercise of
  stock options...................                                  128
Issuance of 2,568 shares of common
  stock in connection with conversions
  of subordinated debentures......                                   28
Dividends paid - $.40 Per Share...                               (1,392)
Net Income for the year ended                                     5,606
  March 31, 1996..................
Net unrealized loss on securities
  available for sale..............                                  (59)
Other.............................                   71            (139)
                                                  -----         -------
Balance at March 31, 1996.........                 (293)         54,381
Issuance of 48,878 shares of common
  stock in connection with exercise of
  stock options...................                                  132
Issuance of 25,253 shares in
  connection with conversions of
  subordinated debentures.........                                  276
Effect of termination of ESOP.....                                  457
Dividends paid - $.44 Per Share...                               (2,186)
Net income for the year ended
  March 31, 1997..................                                6,410
Net unrealized loss on securities
  available for sale..............                                 (165)
Other.............................                   77             130
                                                  -----         -------
Balance as of March 31, 1997......                $(216)        $59,435
                                                  =====         =======

See notes to consolidated financial statements.

                              SECURITY FIRST CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies of Security First Corp. ("the Company" or "Security First"), conform to generally accepted accounting principles and prevailing practices within the banking and thrift industry. A summary of the more significant policies follows:

     NATURE OF OPERATIONS - Security First is a multiple savings and loan holding company whose wholly owned subsidiaries are Security Federal Savings and Loan Association of Cleveland, (the "Association" or "Security Federal"), First Federal Savings Bank of Kent, ("First Federal"), acquired on April 10, 1996, and SF Development Corp. The Company is principally engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make loans secured by real estate, various types of consumer loans and commercial loans primarily in its market area. The Company's principal market area consists of a six county area in Northeast Ohio, and the Company's business is conducted through its corporate office located in Mayfield Heights, Ohio, 12 Security Federal branch offices and two First Federal offices. Loans and deposits are primarily generated from the areas where its banking offices are located. The Company's income is derived predominately from interest on loans and investments and, to a lesser extent, other income. The Company's principal expenses are interest paid on deposits and borrowings, and normal operating costs. The Company's operations are principally in the savings industry, which constitutes a single industry segment. The Company also engages in real estate development activities which are discussed in Note 18.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany transactions and balances have been eliminated. Investments in affiliates that are not majority-owned or controlled are accounted for using the equity method.

     INVESTMENT AND MORTGAGE-BACKED SECURITIES - In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," investments and mortgage-backed securities are classified as trading, available for sale, or held to maturity upon their acquisition. Securities classified as trading are carried at estimated market value with the unrealized gain or loss recorded in the statement of income. Securities classified as available for sale are carried at estimated market value with the unrealized gain or loss reflected as a component of shareholders' equity. Securities classified as held to maturity are carried at amortized cost unless there is an other than temporary impairment in value. Premiums and discounts are recognized in interest income over the period to maturity.

     LOANS - Loans are stated at the principal amount outstanding, adjusted for amortization of premiums and accretion of discounts using the interest method. Interest is accrued as earned. An allowance for uncollected interest is provided separately from the allowance for loan losses when payments are 90 days or more past due or when collectibility of a loan is in doubt. The allowance is established by a charge to interest income equal to all accrued interest. Income is subsequently recognized only to the extent that cash payments are received until the loan is current and, in management's judgment, the borrower has the ability and intent to make periodic interest and principal payments, at which time the loan is returned to accrual status.

     On April 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" which impose certain requirements on the measurement of impaired loans. The Company had previously measured such loans in accordance with methods that approximated the result of using SFAS No.114. Consequently, no additional loss provisions were required by the adoption of these statements. SFAS No. 114 also requires that impaired loans for which foreclosure is probable should be accounted for as loans. The adoption of SFAS No. 114 and SFAS No. 118 did not have a material effect on the Company's financial position or results of operations, and prior period amounts have not been restated.

     A loan is considered to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In general, the Company considers a loan on income-producing properties to be impaired when the debt service ratio is less than 1.0. Loans on non-income producing properties are considered impaired whenever fair value is less than book value. The Company performs reviews of all loans over $500,000 to determine if the impairment criteria have been met. If the impairment criteria have been met, a reserve is calculated according to the provisions of SFAS No. 114. For loans which are individually not significant and represent a homogeneous population, the Company evaluates impairment based on the level and extent of delinquencies in the portfolio and the Company's prior charge-off experience with those delinquencies. Such loans include all mortgage loans secured by one-to-four family residential property, all consumer loans, and certain multi-family real estate loans, non-residential real estate loans, business loans, and leases. The Company charges off principal at the earlier of (1) when a total loss of principal has been deemed to have occurred as a result of book value exceeding the fair value or net realizable value or (2) when collection efforts have ceased.

     PROVISION FOR LOAN LOSSES - The Company provides valuation reserves for estimated losses on loans when any significant and permanent decline in value is identified. Such provisions are based on management's estimate of the net realizable value or fair value of the collateral, as applicable, considering current and currently anticipated future operating or sales conditions, thereby causing these estimates to be particularly susceptible to changes that could result in a material adjustment to results of operations. In estimating possible losses on loans, management considers the remaining principal balance and estimated market value of the property collateralizing the loan, less estimated selling expenses and holding costs. Recovery of the carrying value of such loans and real estate is dependent to a great extent on economic, operating, and other conditions which may be beyond the Company's control. Management also provides valuation reserves based on the Company's past loan loss experience, known and inherent risks in the portfolio and current economic conditions. Management believes that the allowance for loan losses has been recorded in accordance with generally accepted accounting principles.

     LOAN FEES - Loan origination fees, net of certain direct origination costs, are deferred and amortized to interest income over the contractual life of the loan using the level-yield method. Fees received for loan commitments that are expected to be drawn are deferred and amortized over the life of the loan using the level-yield method. Unamortized net fees are recognized upon early repayment of loans. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis. Unamortized deferred loan fees related to loans repaid are included in income.

     PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the lease term or useful life, whichever is shorter. For tax purposes, depreciation on certain assets is computed using accelerated methods.

     REAL ESTATE OWNED - Real estate owned, which consists of property acquired in settlement of foreclosed loans, is recorded at the lower of cost or estimated fair value less estimated selling costs at the date of acquisition. Costs relating to the development or improvement of real estate owned are capitalized, whereas those relating to holding and maintaining the property are charged to expense.

     COST IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED - Cost in excess of fair value of net assets acquired ("goodwill") is stated net of accumulated amortization. Goodwill is being charged to operations over the estimated remaining life of the long-term interest-bearing assets acquired using the level-yield method. The amortization period for all intangible assets is monitored to determine if events and circumstances require such period to be reduced.

     FEDERAL INCOME TAXES - The Company and its wholly owned subsidiaries file a consolidated income tax return. In accordance with generally accepted accounting principles, deferred tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the amount of tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

     EARNINGS PER SHARE - Primary earnings per share of common stock was calculated using the weighted average number of shares of common stock and common stock equivalents outstanding during each year.

     Fully diluted earnings per share was computed giving appropriate consideration to the dilutive effect of stock options and shares issuable upon conversion of the 6.25% Convertible Subordinated Debentures. In computing fully diluted net income per share, net income has been adjusted to eliminate interest expense associated with the debentures, net of estimated income taxes.

     Primary and fully diluted earning per share of First Kent Financial Corporation, former parent of First Federal, subsequent to First Federal's mutual to stock conversion in June 1994, are calculated based on net income subsequent to the stock conversion divided by the weighted average shares outstanding subsequent to the stock conversion.

     STATEMENT OF CASH FLOWS - For purposes of the Statement of Cash Flows, the Company considers as cash equivalents all short-term, highly liquid investments which are readily convertible to known amounts of cash and which have an original maturity of three months or less. Such investments include all cash, deposits with banks, federal funds sold and other short-term investments.

     NEW ACCOUNTING STANDARDS - On April 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS') No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement requires that long-lived assets and certain identified intangibles held and used by an entity, along with goodwill related to those assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss must be recognized if the estimate of the future cash flows (undiscounted and without interest charges) resulting from the use of the asset and its eventual disposition is less than the carrying amount of the asset. The impact of adopting this statement on the Company's financial condition and results of operations was not significant.

     On April 1, 1996, the Company adopted SFAS No. 122, "Accounting For Mortgage Servicing Rights." This statement requires, among other things, that, for lenders who sell originated loans, the recognition as separate assets of the rights to service mortgage loans for others. It also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. The impact of adopting this statement on the Company's financial condition and results of operations was not significant.

     On April 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The new standard defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the financial statements pro forma net income and, if presented, earnings per share as if the company had applied the new method of accounting. The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. Management has elected to continue using the APB No. 25 method of accounting for stock-based compensation and to include pro forma disclosures. See Note 14.

     On January 1, 1997, the Company adopted SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. " SFAS No. 125 amends portions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," amends and extends to all servicing assets and liabilities the accounting standards for mortgage servicing rights now in SFAS No. 65 , and supersedes SFAS No. 122. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Those standards are based upon consistent application of a financial components approach that focuses on control. The statement also defines accounting treatment for servicing assets and other retained interests in the assets that are transferred. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. The impact of adopting this statement on the Company's financial condition and results of operations was not significant.

     The Financial Accounting Standard Board ("FASB") has also issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," that defers the effective date of certain provisions of SFAS No. 125 related to secured borrowings and collateral, repurchase agreements, dollar rolls, securities lending, and similar transactions until December 31, 1997. Management has not completed the process of evaluating this statement and therefore has not determined the impact, if any, that adopting this statement will have on the financial position and results of operations.

     In February 1997, the FASB issued SFAS No. 128 "Earnings Per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock. This statement simplifies the standards for computing EPS previously found in APB Opinion No. 15 "Earnings Per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. This Statement is effective for financial statements for both interim and annual periods ending after December 15, 1997.

     In February 1997, the FASB issued SFAS No. 129 "Disclosure of Information about Capital Structure." This Statement establishes standards for disclosing information about an entity's capital structure. It supersedes specific disclosure requirements of APB Opinions No. 10 "Omnibus Opinion-1966" and No. 15 "Earnings Per Share" and SFAS No. 47 "Disclosure of Long-Term Obligations" and consolidates them in this Statement for ease of retrieval and for greater visibility to nonpublic entities. This Statement is effective for financial statements for periods ending after December 15, 1997. It contains no changes in disclosure requirements for entities that were previously subject to APB Opinions No. 10 and No. 15 and SFAS No. 47 and, therefore, is not expected to have a significant impact on the financial condition or results of operations of the Company.

     RECLASSIFICATION - Certain items in the consolidated financial statements for 1996 and 1995 have been reclassified to conform with the 1997 presentation.

2.   INVESTMENT SECURITIES

     Investment securities classified as available for sale at March 31, 1997, are summarized as follows:

                                                                                        March 31, 1997
                                                                 -------------------------------------------------------
                                                                                   Gross           Gross
                                                                  Amortized      Unrealized      Unrealized     Fair
                                                                     Cost           Gain            Loss        Value
                                                                 ---------          -----          ------     ----------
                                                                                    (Dollars in thousands)
U.S. Government and agency obligations....................         $22,456            $14           ($410)       $22,060
Federal National Mortgage Association preferred stock.....             500             16             ---            516
Federal National Mortgage Association bonds...............           2,001            ---             (13)         1,988
Municipal bond............................................              12            ---             ---             12
                                                                 ---------          -----          ------     ----------
    Total.................................................       $  24,969          $  30          $ (423)    $   24,576
                                                                 =========          =====          ======     ==========

         Investment securities classified as held to maturity at March 31, 1997, are summarized as follows:

                                                                                        March 31, 1997
                                                                  -------------------------------------------------------
                                                                                   Gross           Gross
                                                                  Amortized      Unrealized      Unrealized       Fair
                                                                     Cost           Gain            Loss          Value
                                                                    ------        ---------       ---------       -------
                                                                                    (Dollars in thousands)
U.S. Government and agency obligations....................          $7,000            ---            $(14)        $6,986
                                                                    ======            ===            ====         ======

     Investment securities classified as available for sale at March 31, 1996, are summarized as follows:

                                                                                     March 31, 1996
                                                                 -------------------------------------------------------
                                                                                    Gross           Gross
                                                                 Amortized       Unrealized      Unrealized      Fair
                                                                   Cost             Gain            Loss         Value
                                                                 ---------          -----          ------     ----------
                                                                               (Dollars in thousands)
U.S. Government and agency obligations....................         $21,856             64           ($247)       $21,673
Federal National Mortgage Association
  preferred stock.........................................             500              4             ---            504
Federal National Mortgage Association bonds...............           2,002              3             (14)         1,991
Municipal bond............................................              21            ---             ---             21
                                                                 ---------          -----          ------     ----------
    Total.................................................       $  24,379          $  71          $ (261)    $   24,189
                                                                 =========          =====          ======     ==========

         Investment securities classified as held to maturity at March 31, 1996, are summarized as follows:

                                                                                      March 31, 1996
                                                                 -------------------------------------------------------
                                                                                    Gross          Gross
                                                                 Amortized        Unrealized     Unrealized     Fair
                                                                   Cost             Gain            Loss        Value
                                                                 ---------          -----          ------     ----------
                                                                               (Dollars in thousands)
U.S. Government and agency obligations....................          $7,000            $25            $(11)        $7,014
                                                                    ======            ===            ====         ======

     The maturity distribution of debt investment securities at March 31, 1997, is as follows:

                                                                                                      Weighted
                                                                Amortized         Fair                Average
                                                                   Cost          Value                 Yield
                                                                ----------     ----------             -------
                                                                           (Dollars in thousands)
U.S. Government and agency obligations - due in one
  year or less............................................      $    3,996     $    3,992               5.98%
U.S. Government and agency obligations - due after
  one year through five years.............................          18,460         18,068               6.29
Federal National Mortgage Association bond - due in
  one year or less........................................           1,000          1,000               6.05
Federal Mortgage Association bonds - due after one
  year through five years.................................           1,001            988               5.37
Municipal bond - due after one year through five years                  12             12               6.60
                                                                ----------     ----------               ----
    Total debt investment securities......................      $   24,469     $   24,060               6.19%
                                                                ==========     ==========               ====

3.   MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities classified as available for sale at March 31, 1997, are summarized as follows:

                                                                                        March 31, 1997
                                                                  ----------------------------------------------------------
                                                                                   Gross            Gross
                                                                   Amortized     Unrealized       Unrealized         Fair
                                                                     Cost           Gain             Loss            Value
                                                                  ----------      ----------      ----------      ----------
                                                                                   (Dollars in thousands)
Federal Home Loan Mortgage Corporation participation
  certificates............................................          $2,469            $54             ---          $2,523
                                                                    ======            ===             ===          ======

     Mortgage-backed securities classified as available for sale at March 31, 1996, are summarized as follows:


                                                                                      March 31, 1996
                                                                  ----------------------------------------------------------
                                                                                     Gross          Gross
                                                                  Amortized       Unrealized      Unrealized         Fair
                                                                     Cost            Gain            Loss           Value
                                                                  ----------      ----------      ----------      ----------
                                                                                    (Dollars in thousands)
Federal Home Loan Mortgage Corporation participation
  certificates............................................          $3,173           $102             ---         $3,275
                                                                    ======           ====             ===         ======

     As of March 31, 1997, mortgage-backed securities with a current value of $ 1,507,000 were pledged against $ 1,250,000 in public funds. At March 31, 1996, there were no mortgage-backed securities pledged as collateral against public deposits.

4.   LOANS

     Loans consist of the following:

                                                                                             March 31,
                                                                                ------------------------------------
                                                                                   1997                        1996
                                                                                ----------                ----------
                                                                                       (Dollars in thousands)
Real estate mortgage loans:
Permanent:
  One-to-four family.............................................                 $235,959                  $225,573
  Multi-family...................................................                   53,628                    38,057
  Commercial.....................................................                  115,882                    94,880
Construction:
  One-to-four family.............................................                   80,498                    56,754
  Multi-family...................................................                    1,051                     5,002
  Commercial.....................................................                   23,881                     3,101
Residential development land.....................................                   50,432                    43,387
Lines of credit - secured by one-to-four family residences.......                   17,756                    15,667
                                                                                ----------                ----------
    Total mortgage loans.........................................                  579,087                   482,421
Business loans...................................................                    6,165                     2,571
Consumer loans...................................................                   42,321                    35,422
                                                                                ----------                ----------
    Total loans..................................................                  627,573                   520,414
Less:
Undisbursed portion of loans in process..........................                  (50,332)                  (36,251)
Allowance for loan losses........................................                   (4,968)                   (4,572)
Deferred loan fees and discounts.................................                   (4,298)                   (3,960)
                                                                                 ---------                 ---------
    Loans - net..................................................                 $567,975                  $475,631
                                                                                  ========                  ========

     Loans with adjustable rates, included above, totaled $503 million (approximately 80% of total loans) and $402 million (approximately 77%) at March 31, 1997 and 1996, respectively. Adjustable rate loans include loans which reprice based on the prime rate, as well as loans ("ARMs") which have interest rate adjustments of one, three, or five years based on the quarterly national average of federally insured thrift institutions' cost of funds. The Company's ARMs generally limit interest rate increases to 2% each rate adjustment period and have an established ceiling rate of 6% over the original interest rate on such loans.

     Commitments to borrowers to originate loans and for unfunded lines of credit (typically secured by single-family residences) are summarized below:

                                                                                              March 31,
                                                                                   ---------------------------------
                                                                                    1997                      1996
                                                                                   -------                   -------
                                                                                         (Dollars in thousands)
Commitments to originate:
  Fixed-rate loans...............................................                  $ 2,435                   $ 4,398
  Adjustable-rate loans..........................................                   21,533                    25,424
Unfunded lines of credit.........................................                   30,323                    25,772

     As of March 31, 1997, 1996, and 1995, the Association was servicing loans for others (on a non-recourse basis) totaling approximately $37,300,000, $14,167,000, and $18,003,000, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $241,000, and $213,000 at March 31, 1997 and 1996, respectively.

     The Company's primary lending area is within the six county area in Northeast Ohio wherein its branches are located. At March 31, 1997 and 1996, substantially all of the Company's loans were to borrowers located in Northeast Ohio. Although, the Company has a diversified loan portfolio, its borrowers' ability to honor their contracts is substantially dependent upon general economic conditions of the region.

     The Company originates commercial real estate loans, both permanent and construction. Such loans are generally higher risk than single-family residential real estate loans due to the dependency on income production or future development of real estate for the repayment of the loan.

     The following table summarizes the Company's commercial real estate and commercial construction loan portfolios by type of collateral.

                                                                                 March 31,
                                                    ------------------------------------------------------------
                                                                           % of                          % of
Collateral                                           1997                  Total            1996         Total
-----------------------------------------------     -----                 -------          ------        ------
                                                                     (Dollars in thousands)
Industrial/warehouses..................            $38,284                  27.4%          $29,659       30.3%
Strip shopping centers/retail..........             31,925                  22.9            23,971       24.4
Office buildings.......................             34,766                  24.9            19,957       20.4
Golf courses...........................             14,290                  10.2             9,725        9.9
Churches...............................              2,853                   2.0             2,820        2.9
Other..................................             17,645                  12.6            11,849       12.1
                                                    ------                  ----            ------       ----
                                                  $139,763                 100.0%          $97,981      100.0%
                                                  ========                 =====           =======      =====

     The Company's commercial real estate loan portfolio is comprised of loans, typically less than $1 million individually, which are collateralized by property located within its six county market area. Of the $139.8 million in commercial real estate loans at March 31, 1997, 31 loans were individually greater than $1 million; seven of such loans were collateralized by retail shopping centers, seven by industrial properties, nine by office buildings, five by golf courses, one by a restaurant party center, one by a hotel, and one by light manufacturing. The average loan balance of those loans exceeding $1 million was $1.8 million. Of the commercial real estate loans under $1 million, the average loan balance at March 31, 1997, was approximately $190,000.

     Residential development land consists of loans secured by land which is zoned for residential development and located within the Company's market area of Northeast Ohio. These loans are made to various builders and developers with whom the Company has generally had long-standing lending relationships.

     Activity in the allowance for loan losses is as follows:

                                                                      Year Ended March 31,
                                                          ------------------------------------------------
                                                           1997               1996                   1995
                                                          ------             ------                 ------
                                                                    (Dollars in thousands)
Balance, beginning of period................              $4,572             $4,283                 $3,973
Provision charged to expense................                 323                377                    582
Charge-offs.................................                 (33)              (243)                  (412)
Recoveries..................................                 106                155                    140
                                                          ------             ------                 ------
Balance, end of period......................              $4,968             $4,572                 $4,283
                                                          ======             ======                 ======

     For fiscal year ending March 31, 1997 and as of March 31, 1997 there were no loans that were considered to be impaired under SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" adopted April 1995.

     Nonperforming loans totaled $1.7 million, $2.6 million, and $3.6 million at March 31, 1997 , 1996, and 1995, respectively. Interest income that would have been recorded under the original terms of the loans and the income actually recognized for the years ended March 31, 1997, 1996, and 1995 are summarized below.

                                                                                  Year Ended March 31,
                                                                     ------------------------------------------------
                                                                      1997                1996                   1995
                                                                     -----               -----                  -----
                                                                                 (Dollars in thousands)
Interest income that would have been recorded
  based on original terms..............................               $198                $215                   $343
Interest income recognized.............................                312                 179                    192
                                                                     -----                ----                   ----
Interest income foregone (received)....................              $(114)               $ 36                   $151
                                                                     =====                ====                   ====

5.   ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consists of the following:

                                                                                             March 31,
                                                                                  ----------------------------------
                                                                                    1997                      1996
                                                                                  --------                  --------
                                                                                         (Dollars in thousands)
Loans............................................................                   $3,556                    $2,953
Investments......................................................                      441                       468
Mortgage-backed securities.......................................                       35                        45
                                                                                    ------                    ------
    Total........................................................                   $4,032                    $3,466
                                                                                    ======                    ======

6.   PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                                                                              March 31,
                                                                                 -----------------------------------
                                                                                   1997                       1996
                                                                                 ---------                 ---------
                                                                                         (Dollars in thousands)
Land.............................................................                  $ 1,640                   $ 1,640
Buildings and improvements.......................................                    8,685                     8,407
Furniture, fixtures, and equipment...............................                    3,398                     4,422
                                                                                   -------                   -------
    Total........................................................                   13,723                    14,469
Less accumulated depreciation and amortization...................                    4,870                     6,018
                                                                                   -------                   -------
    Premises and equipment - net.................................                  $ 8,853                   $ 8,451
                                                                                   =======                   =======

7.   DEPOSITS

         Deposits by interest rate are summarized as follows:


                                                                              March 31,
                                                              ---------------------------------------
                                                                    1997                 1996
                                                              ------------------   ------------------
Type of Account and Interest Rate                              Amount   Percent     Amount   Percent
                                                              --------  --------   --------  --------
                                                                       (Dollars in thousands)
Passbook accounts : (2.50% to 4.00% at March 31, 1997
  and 1996) ................................................  $ 58,009        13%  $ 60,927        15%
NOW accounts:
Interest-bearing (1.79% to 2.00% at March 31, 1997 and 1996)    41,589        10     40,444        10
Non-interest-bearing .......................................    14,755         3     12,674         3
                                                              --------       ---   --------       ---
                                                               114,353        26    114,045        28
                                                              --------       ---   --------       ---
Money market deposit accounts:
  (variable - 2.52% to 3.00% at March 31, 1997 and 1996) ...    25,040         6     27,978         7
                                                              --------       ---   --------       ---
Certificate of deposit accounts:
  5.9% and less ............................................   224,499        50    198,618        48
  6.0% to 7.9% .............................................    80,643        18     69,288        17
  8.0% to 9.9% .............................................       475        --        642        --
  10.0% to 11.9% ...........................................        72        --         66        --
  12.0% to 13.9% ...........................................       100        --        100        --
                                                              --------       ---   --------       ---
                                                               305,789        68    268,714        65
                                                              --------       ---   --------       ---
    Total ..................................................  $445,182       100%  $410,737       100%
                                                              ========       ===   ========       ===

     Included in the above table at March 31, 1997 are $70.1 million in certificates of deposit greater than $100,000, substantially all of which mature within twelve months. At March 31, 1997 and 1996, the Company did not have any brokered deposits.

     A summary of certificates of deposit by maturity follows:

                                                                                              March 31,
                                                                                 -----------------------------------
                                                                                   1997                      1996
                                                                                 ---------                 ---------
                                                                                        (Dollars in thousands)
Within 12 months.................................................                 $231,722                  $194,542
12 months to 24 months...........................................                   37,751                    34,446
24 months to 36 months...........................................                   21,175                    17,903
36 months to 48 months...........................................                    8,245                    13,504
Over 48 months...................................................                    6,896                     8,319
                                                                                  --------                  --------
    Total........................................................                 $305,789                  $268,714
                                                                                  ========                  ========

     The following is a summary of interest expense on deposits:


                                                                                Year Ended March 31,
                                                                   --------------------------------------------------
                                                                     1997               1996                    1995
                                                                   -------             -------                -------
                                                                                 (Dollars in thousands)
Passbook accounts......................................            $ 1,587             $ 1,604                $ 1,684
NOW accounts...........................................                689                 677                    715
Money market deposit accounts..........................                767                 860                  1,047
Certificate of deposit accounts........................             16,148              15,428                 11,861
                                                                   -------             -------                -------
    Total..............................................            $19,191             $18,569                $15,307
                                                                   =======             =======                =======

8.   BORROWINGS

FHLB ADVANCES:

     Advances from the FHLB consist of the following:

                                                                             March 31,
                                                           -----------------------------------------------
Rate                                                        Rate Type           1997                1996
--------------------------------------------------         ------------        ------               -----
                                                                            (Dollars in thousands)
5.01% to 6.00%..............................               Variable           $ 21,449            $ 30,300
6.01% to 6.50%..............................               Variable             12,772                 ---
                                                                              --------            --------
    Total variable rate advances............                                    34,221              30,300
                                                                              --------            --------
5.01% to 6.00%..............................                  Fixed             47,000              24,212
6.01% to 7.00%..............................                  Fixed             34,000               8,572
7.01% to 8.00%..............................                  Fixed                ---               5,000
                                                                              --------           ---------
    Total fixed rate advances...............                                    81,000              37,784
                                                                              --------            --------
    Total FHLB advances.....................                                  $115,221            $ 68,084
                                                                              ========            ========

     Scheduled payments on FHLB advances at March 31, 1997 are as follows:


                                                                   Weighted
      Years ending                     Principal               Average Interest
       March 31,                       Repayments                    Rate
----------------------                --------------           -----------------
1998                                     $ 84,504                    5.85%
1999                                       24,717                    6.17
2000                                        4,119                    6.20
2001                                        1,139                    6.50
2002 to 2005                                  742                    5.50
                                      -----------
                                      $   115,221                    5.95%
                                      ===========

CONVERTIBLE SUBORDINATED DEBENTURES

     On May 5, 1993, the Company sold $9,775,000 of 15 year, 6.25% convertible subordinated debentures in a public offering. The debentures are convertible by the holders at any time prior to maturity, unless previously redeemed, into common stock of the Company at a conversion rate of 85.62 shares of common stock for each $1,000 principal amount of debentures (equivalent to a conversion price of $11.68 per share), as adjusted for the two-for-one stock split in September 1993. The debentures are redeemable, in whole or in part, at the option of the Company on and after May 1, 1996, and if redeemed during the 12-month periods beginning May 1, 1996 and 1997, at 105% and 102.5% of the principal amount, respectively, and thereafter at 100% of their principal amount. During fiscal 1997, $295,000 of the debentures were converted into 25,253 shares of common stock.

9.       LEASE COMMITMENTS

         At March 31, 1997, the Company was obligated under a number of noncancellable leases for land and buildings. One of the branch leases is accounted for as a capital lease and the others are accounted for as operating leases. Rental expense under all leases aggregated $309,000, $270,000, and $230,000 for the years ended March 31, 1997, 1996, and 1995, respectively.

         The following is a schedule of future minimum annual lease commitments as of March 31, 1997:

                                 Commitments Under
       --------------------------------------------------------------------------------
       Fiscal Year       Capital Lease (Building)    Operating Leases          Total
       -----------       ------------------------    ----------------          -----
                                              (Dollars in thousands)
           1998                    $ 15                    $  299              $  314
           1999                      16                       300                 316
           2000                      16                       295                 311
           2001                      17                       250                 267
           2002                      17                       245                 262
        Thereafter                   85                     1,156               1,241
                                   ----                    ------              ------
Total minimum payments             $166                    $2,545              $2,711
                                   ----                    ======              ======
  Less interest                     (55)
                                   ----
Capitalized lease obligation       $111
                                   ====

         Additionally, the Company leases office space to tenants in office buildings that it owns or rents. Rental income for the years ended March 31, 1997, 1996, and 1995 was $148,556, $148,571, and $151,167, respectively. The minimum future rental income to be received under all such leases at March 31, 1997 is $124,977 in 1998, $27,904 in 1999, and $5,270 in 2000.


10.      OTHER INCOME AND EXPENSES


                                                   Year Ended March 31,
                                               ------------------------------
                                               1997         1996         1995
                                               ----         ----         ----
                                                   (Dollars in thousands)
Other income consists of the following:
Service charges and other fees .............  $ 1,520      $ 1,513      $ 1,322
Equity income from joint ventures ..........       89           83           --
Other ......................................       89          103           96
                                              -------      -------      -------
    Total ..................................  $ 1,698      $ 1,699      $ 1,418
                                              =======      =======      =======

Other expenses consist of the following:
Salaries and employee benefits .............  $ 5,690      $ 5,828      $ 5,257
Occupancy and equipment ....................    1,807        1,727        1,576
Federal insurance premium ..................      719          908          888
Professional fees ..........................      537          494          480
Other taxes ................................      673          679          522
Data processing ............................      548          459          405
Marketing ..................................      437          497          314
Printing and supplies ......................      304          298          266
Supervisory assessment .....................      133          124          123
Other ......................................    1,687        1,505        1,562
                                              -------      -------      -------
    Total ..................................  $12,535      $12,519      $11,393
                                              =======      =======      =======

11.      FEDERAL INCOME TAXES

         The provision for federal income taxes consists of the following components:


                           Year Ended March 31,
                   ---------------------------------------
                    1997            1996            1995
                    ----            ----            ----
                          (Dollars in thousands)
Current .........  $3,132          $2,910          $ 3,491
Deferred ........     239             424              (77)
                   ------          ------          -------
    Total .......  $3,371          $3,334          $ 3,414
                   ======          ======          =======

         A reconciliation between the statutory federal income tax rate and the effective consolidated federal income tax rate is as follows:


                                                                         Year Ended March 31,
                                         --------------------------------------------------------------------------------------
                                                 1997                             1996                            1995
                                         ---------------------         --------------------------        ----------------------
                                         Amount        Percent          Amount            Percent        Amount         Percent
                                         ------        -------          ------            -------        ------         -------
                                                                 (Dollars in thousands)
Tax at statutory rate ................    $3,423         35.0%          $3,129             35.0%          $3,540         35.0%
Benefit of graduated tax rates .......       (98)        (1.0)             (93)            (1.0)            (101)        (1.0)
Purchase accounting ..................        24           .3               24               .3               25           .3
Other - net ..........................        22           .2              274              3.1              (50)          --
                                          ------         ----           ------             ----           ------         ----
  Effective income tax provision......    $3,371         34.5%          $3,334             37.4%          $3,414         34.3%
                                          ======         ====           ======             ====           ======         ====

          Significant components of the deferred tax assets and liabilities are as follows (no valuation allowance was considered necessary):

                                                                      March 31,
                                                        --------------------------------------
                                                         1997            1996            1995
                                                        ------          ------          ------
                                                                (Dollars in thousands)
Deferred tax assets:
  Book allowance for loan losses .............          $1,692          $1,446          $1,379
  Deferred loan fees .........................             694             964           1,255
  SFAS 106 health care expense ...............             236             191             131
  Other ......................................             151             126             139
                                                        ------          ------          ------
    Total deferred tax assets ................          $2,773          $2,727          $2,904
                                                        ------          ------          ------

Deferred tax liabilities:
  FHLB stock dividends .......................             565             438             359
  Tax bad debt reserves ......................             582             445             258
  Difference between book and tax depreciation             110             128             161
  Other ......................................             156             118             104
                                                        ------          ------          ------
    Total deferred tax liabilities ...........           1,413           1,129             882
                                                        ------          ------          ------
    Net deferred tax asset ...................          $1,360          $1,598          $2,022
                                                        ======          ======          ======

         During 1996, legislation was passed that repealed Section 593 of the Internal Revenue Code of 1986, as amended (the "Code") for taxable years beginning after December 31,1995. Section 593 allowed thrift institutions to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for federal income tax purposes. The excess reserve (deduction based on the percentage-of-taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six-year period beginning in 1996. The recapture has no effect on the Company's statement of operations as taxes were provided for in prior years in accordance with SFAS No. 109 "Accounting for Income Taxes". The timing of this recapture may be delayed for a one or two-year period to the extent that Security First originates more residential loans than the average originations in the past six years. Security First will meet the origination requirement for 1996 and, therefore, will delay the recapture at least until the six-year period beginning in 1997. The recapture amount of $1.7 million will result in payments totaling $582,000 which has been previously accrued. The pre-1988 reserve provisions are subject only to recapture requirements in the case of certain excess distributions to, and redemptions of shareholders or if the Bank no longer qualifies as a "bank". Tax bad debt deductions accumulated prior to 1988 by the Company are approximately $4,761,000. No deferred income taxes have been provided on these bad debt deductions and no recapture of these amounts is anticipated.


12.      SHAREHOLDER'S EQUITY

         During 1997, the Company's most significant source of income was dividends from the Security Federal and First Federal. Consequently, the Company depends upon such dividends from both Security Federal and First Federal to accumulate earnings for payment of cash dividends to its shareholders. The Company received $2,450,000 and $4,800,000 in cash dividends from Security Federal and First Federal in the aggregate in fiscal 1997 and 1996, respectively. At March 31, 1997, the dollar amount of Security Federal's and First Federal's retained earnings available to pay dividends to the Company without prior regulatory approval was $5.7 million.

         During fiscal 1997, the Board of Directors of the Company announced its intention to repurchase up to 200,000, or nearly 4 percent, of its outstanding shares in the open market over a 12-month period. Commencing in January, 1997, these shares will be purchased at the prevailing market prices from time to time depending on market conditions.


13.      REGULATORY CAPITAL REQUIREMENTS

         Under current regulatory capital regulations at a minimum, the banking subsidiaries of the Company must have: (a) core capital equal to 3% of adjusted total assets, (b) tangible capital equal to 1.5% of adjusted total assets, and
(c) total capital equal to 8.0% of risk-weighted assets. Risk-weighted assets are comprised of both on-and off-balance sheet items and are assigned a risk weight ranging from 0-100% based on their relative risk.

         As indicated in the following table, the Company exceeded all the regulatory capital requirements at March 31, 1997 and has been categorized as a well-capitalized institution by the OTS for prompt corrective action purposes.


                                                                                                               To Be Well
                                                                                                           Capitalized Under
                                                                                     For Capital           Prompt Corrective
                                                              Actual              Adequacy Purposes:       Action Provisions:
                                                     ------------------------  -----------------------   ---------------------
                                                     Amount             Ratio  Amount            Ratio   Amount          Ratio
                                                     ------             -----  ------            -----   ------          -----
                                                                               (Dollars in thousands)
As of March 31, 1997:
Total Capital (to Risk Weighted Assets):
Consolidated..................................      $57,639            12.30%  $37,491            8.0%   $46,864         10.0%
Security Federal..............................       46,668            11.39%   32,780            8.0%    40,975         10.0%
First Federal.................................       10,971            18.63%    4,711            8.0%     5,889         10.0%

Tier 1 Capital (to Risk Weighted Assets)
Consolidated..................................       52,823            11.27%   18,746            4.0%    28,119          6.0%
Security Federal..............................       42,217            10.30%   16,390            4.0%    24,585          6.0%
First Federal.................................       10,606            18.01%    2,356            4.0%     3,534          6.0%

Tier 1 capital (to Adjusted Tangible
  Assets):
Consolidated..................................       52,823             8.53%   18,584            3.0%    30,974          5.0%
Security Federal..............................       42,217             7.92%   15,991            3.0%    26,652          5.0%
First Federal.................................       10,606            12.27%    2,593            3.0%     4,322          5.0%

         Management believes that under the current regulations, the banking subsidiaries of the Company will continue to meet its minimum capital requirements in the coming year. However, events beyond the Company's control, such as fluctuations in interest rates or a downturn in the economy in areas in which the Company's loans are concentrated, could adversely affect future earnings and, consequently, the Company's ability to meet its future capital requirements.

14.      STOCK OPTION PLAN

         Under the Company's stock option and incentive plan, shares of common stock are reserved for issuance in connection with options granted by the Board of Directors. Pursuant to the terms of the plan, options to purchase shares are granted to directors, officers and employees at not less than the fair market value of the shares at the date of the grant. The plan is administered by a committee comprised of all of the outside directors. The following table summarizes data concerning this plan:


                                                                                       Option Price
                                                            Number of      ----------------------------------
Options Outstanding                                          Options          Per Share              Total
-------------------                                          -------          ---------              -----
Balance at April 1, 1994...............................      201,468         $1.67 - $5.88           $517,984
Granted................................................       93,335       $10.14 - $11.63            644,395
Exercised..............................................      (33,184)        $1.67 - $4.25            (64,297)
                                                             -------                               ----------
Balance at March 31, 1995..............................      261,619        $1.67 - $12.56          1,098,082

Granted................................................       47,500                $13.50            641,250
Exercised..............................................      (75,500)        $1.67 - $4.25           (127,138)
Forfeited..............................................         (500)               $13.50             (6,750)
                                                             -------                               ----------
Balance at March 31, 1996..............................      233,119        $1.67 - $13.50          1,605,444

Granted................................................       46,035                $12.25            563,929
Exercised..............................................      (50,752)       $1.67 - $13.50           (125,219)
Forfeited..............................................         (500)               $13.50             (6,750)
                                                             -------                               ----------
Balance at March 31, 1997..............................      227,902        $1.67 - $13.50         $2,037,404
                                                             =======                               ==========

         The expiration dates of the stock options outstanding at March 31, 1997 are October 29, 1997 for 14,460 of the options granted at $1.67; April 29, 2002 for the 30,000 granted at $5.88; September 23, 2003 for the 3,000 options at $12.56; May 13, 2004 for the 11,500 options at $11.63; December 15, 2004 for the
79,317 options at $10.14; May 17, 2005 for the 45,500 options at $13.50; and May 21, 2006 for the 44,125 options at $12.25. The weighted average exercise price of the outstanding options was $10.23, and the weighted average remaining contractual life was 7.6 years at March 31, 1997.

         On July 25, 1996, shareholders of Security First ratified the adoption of the 1996 Stock Option and Incentive Plan whereby the Company increased the number of shares available for future grant by 4.99% of the Company's outstanding common shares as of March 31, 1996. At March 31, 1997, there were options to purchase 311,415 shares of common stock available for future grants to participants, including directors of the Company.

         The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions made: risk-free interest rate of 6.40% and 6.31% for the options granted in fiscal 1997 and 1996, respectively; dividend yield of 2.40%; expected lives of 10 years for options; and volatility of 42%.

         The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation expense has been recognized. Had compensation expense been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                            1997                1997              1996               1996
                                          --------           ---------          --------           ---------
                                             As                                    As
                                          Reported           Pro Forma          Reported           Pro Forma
                                          --------           ---------          --------           ---------
Net Income .....................          $   6,410          $   6,270          $   5,606          $   5,447
Primary earnings per share .....               1.27               1.24               1.14               1.11
Fully diluted earnings per share               1.17               1.14               1.06               1.03

15.      EMPLOYEE BENEFITS

401(k) PLAN

         The Company has a qualified, tax-exempt profit sharing plan with a cash-or-deferred feature qualifying under Section 401(k) of the Code (the "401(k) Plan"). With certain exceptions, all employees who have attained age 21 and have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate. Participants are permitted to make contributions to the 401(k) Plan from one to ten percent of annual eligible compensation on a pre-tax basis as established by the Company up to a current maximum of $9,500 per year.

The Company's contributions to the 401(k) Plan are as follows:

  1) The Company contributes a discretionary percentage (two percent in 1997 and 1996) of participants' eligible compensation as a base contribution. The cost to the Company of the base contribution during fiscal 1997 was approximately $47,000 compared with $40,000 for fiscal 1996.

  2) In addition, participants' salary reduction contributions will be matched by the Company in an amount equal to 50% of the amount of the salary reduction elected by the participants up to five percent of the participants' eligible compensation. The cost to the Company of matching contributions was $63,000 for both fiscal 1997 and 1996.

  3) Also, an additional profit-sharing contribution in a discretionary amount as determined by the Board of Directors may be made by the Company each year. For fiscal 1997, the discretionary contribution was $129,000 compared with $82,000 in the prior year.

OTHER EMPLOYEE BENEFITS

         The Association provides post-retirement medical insurance benefits to all employees who retire at age 55 or more with at least five years of service and whose combined age and years of full-time service equal at least 80 at the time of retirement. Under this plan, retirees contribute a portion of their monthly medical premiums.

         As a result of the adoption of SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other than Pensions," in fiscal 1994, the Company incurred a transition obligation (the initial unfunded and unrecognized accumulated post-retirement benefit obligation) of $1.1 million, which will be amortized over 20 years.

         The post-retirement benefit plan is unfunded. Net periodic post-retirement benefit cost for fiscal years ended March 31, 1997, 1996 and 1995 included the following components:

                                                               Year Ended March 31,
                                                       ------------------------------------
                                                       1997            1996            1995
                                                       ----            ----            ----
                                                             (Dollars in thousands)
Service cost - benefits earned during the year......   $  61           $  72           $ 85
Interest cost - on accumulated post-retirement
  benefit obligation ...............................      61              83             85
Amortization of transition obligation ..............      54              54             54
Amortization of gain ...............................     (24)            (10)            --
                                                       -----           -----           ----
    Net period post-retirement benefit cost ........   $ 152           $ 199           $224
                                                       =====           =====           ====

         The following table sets forth the amount recorded in the Company's consolidated balance sheet at March 31, 1997 and 1996:

                                                                   Year Ended March 31,
                                                                   --------------------
                                                                   1997           1996
                                                                   ----           ----
                                                                  (Dollars in thousands)
Accumulated post-retirement benefit obligation ("APBO"):
  Retirees .............................................          $ 435           $ 403
  Eligible active participants .........................             66              60
  Other active plan participants .......................            495             425
                                                                  -----           -----
Total APBO .............................................            996             888
Unrecognized transition obligation .....................           (856)           (909)
Unrecognized gain ......................................            553             584
                                                                  -----           -----
    Accrued post-retirement benefit cost ...............          $ 693           $ 563
                                                                  =====           =====

         The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7.00% for 1997 and 8.00% for 1996. For fiscal 1997, the health care trend rate was projected to be 8.5% in the first year, gradually decreasing to 5.5% in the year 2008 and thereafter. For fiscal 1996, the health care trend rate was projected to be 15% in the first year, gradually decreasing to 5.5% in the year 2018 and thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the APBO and related costs by $221,000 and $216,000 as of March 31, 1997 and 1996, respectively, and would increase the aggregate of the service and interest components of net periodic post-retirement benefit cost by $33,000 for fiscal 1997 and $40,000 for fiscal 1996.


16.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure in the financial statements, or notes thereto, of fair value information for financial instruments, as defined, whether or not recognized in the balance sheet, for which it is practical to estimate fair value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. In addition, SFAS No. 107 excludes all non-financial instruments from disclosure requirements; therefore, the aggregate fair value amounts presented do not represent, and should not be construed to represent, the full underlying value of the Company.

         The fair value estimates presented herein are based on pertinent information available to management as of March 31, 1997 and March 31, 1996, as appropriate. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                                                    At March 31,
                                               --------------------------------------------------------------
                                                          1997                                1996
                                               --------------------------          --------------------------
                                               Carrying           Fair             Carrying            Fair
                                                Amount            Value             Amount             Value
                                                ------            -----             ------             -----
                                                                   (Dollars in thousands)
Financial Assets:
  Cash and cash equivalents .........          $  8,664          $  8,664          $ 15,907          $ 15,907
  Investment securities .............            31,576            31,562            31,189            31,203
  Mortgage-backed securities ........             2,523             2,523             3,275             3,275
  Loans .............................           567,975           571,942           475,631           484,241
  FHLB stock ........................             6,400             6,400             3,864             3,864

Financial Liabilities:
  Demand deposits ...................          $139,348          $139,348          $142,023          $142,023
  Time deposits .....................           305,834           306,875           268,714           268,265
  Advances from the FHLB ............           115,221           115,337            68,084            67,476
  Convertible subordinated
    debentures.......................             8,479             8,283             8,774             8,419

         CASH AND CASH EQUIVALENTS. For cash, deposits with banks, and federal funds sold, the carrying amount is a reasonable estimate of fair value.

         INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES. Estimated fair values for investment securities and mortgage-backed securities are based on quoted market prices.

         LOANS. For variable rate loans that reprice based on the prime rate, fair values are based on carrying values. The fair values of other loans are estimated using discounted cash flow analyses and employ interest rates currently being offered at the reporting date for loans with similar terms. The fair value of loans is reduced by an estimate of losses inherent in the loan portfolio.

         FEDERAL HOME LOAN BANK STOCK. The fair value is estimated to be the carrying value which is par. All transactions in the capital stock of the Federal Home Loan Bank of Cincinnati are executed at par.

         DEPOSITS. The fair value of demand deposits, which includes passbook accounts, money market accounts, and NOW accounts, is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flows based on rates currently offered at the reporting date for deposits of similar remaining maturities.

         BORROWINGS. Rates currently available to the Company at the reporting date for debt with similar terms and remaining maturities were used to estimate the fair value of existing borrowings, including advances from the FHLB and convertible subordinated debentures.

         OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. The fair value of off-balance sheet financial instruments, including commitments to originate loans, is considered to be equivalent to the value of the current fees charged to enter into such commitments. At March 31, 1997 and 1996, such fees were not considered significant.

17.      SECURITY FIRST CORP. FINANCIAL INFORMATION

         Following are the summarized financial statements of Security First (parent company only) as of March 31, 1997 and 1996, and for the years ended March 31, 1997, 1996, and 1995:

                        STATEMENTS OF FINANCIAL CONDITION


                                                                                          March 31,
                                                                                 ---------------------------
                                                                                   1997               1996
                                                                                 --------           --------
                                                                                (Dollars in thousands, except
                                                                                       per share data)
ASSETS
Cash and cash equivalents .............................................          $  2,801           $  6,201
Investments ...........................................................             5,962              4,006
Loans .................................................................             4,861              2,917
Investment in First Federal Savings Bank ..............................            10,606             10,038
Investment in Security Federal Savings & Loan Association .............            43,041             39,660
Prepaid expenses and other assets .....................................               867                829
                                                                                 --------           --------
    Total assets ......................................................          $ 68,138           $ 63,651
                                                                                 ========           ========

Liabilities:
Convertible subordinated debentures ...................................          $  8,479           $  8,774
Accounts payable and accrued expenses .................................               225                496
                                                                                 --------           --------
    Total liabilities .................................................             8,703              9,270
                                                                                 --------           --------

Shareholders' Equity:
Preferred stock, (1,000,000 shares authorized; none issued) ...........                --                 --
Common stock, par value $.01 per share; 10,000,000 shares authorized;
  5,003,099 shares issued and outstanding at March 31, 1997 and
  4,928,968 at March 31, 1996 .........................................                50                 49
Unrealized gain on investments, net of tax benefit of $111 at March 31,
  1997 and $30 at March 31, 1996 ......................................              (224)               (59)
Additional paid-in capital ............................................            14,915             14,453
Unearned Compensation .................................................              (216)              (293)
Unearned ESOP shares ..................................................                --               (447)
Retained earnings .....................................................            44,910             40,678
                                                                                 --------           --------
    Total shareholders' equity ........................................            59,435             54,381
                                                                                 --------           --------
    Total liabilities and shareholders' equity ........................          $ 68,138           $ 63,651
                                                                                 ========           ========

                              STATEMENTS OF INCOME

                                                                  For the year ended March 31,
                                                              ------------------------------------
                                                              1997            1996            1995
                                                              ----            ----            ----
                                                                    (Dollars in thousands)
Income:
  Dividends from subsidiaries .....................          $2,450          $4,800          $2,200
  Interest income .................................             948             877             678
                                                             ------          ------          ------
    Total income ..................................           3,398           5,677           2,878
                                                             ------          ------          ------

Expense:
  Interest expense ................................             590             592             620
  Employee compensation and benefits ..............             284             417             217
  Professional fees ...............................             224             207             120
  Merger expenses .................................              --             737              --
  Terminated merger costs .........................              --              --             504
  Other expenses ..................................             142             192             193
                                                             ------          ------          ------
    Total expenses ................................           1,240           2,145           1,654
                                                             ------          ------          ------

Income before federal income taxes ................           2,158           3,532           1,224
Federal income tax benefit ........................             103             118             333
                                                             ------          ------          ------
Income before equity in undistributed net income of
  subsidiaries ....................................           2,261           3,650           1,557
Equity in undistributed net income
  of subsidiaries..................................           4,149           1,956           5,143
                                                             ------          ------          ------
    Net income ....................................          $6,410          $5,606          $6,700
                                                             ======          ======          ======

                            STATEMENTS OF CASH FLOWS


                                                                                  Year Ended March 31,
                                                                         -----------------------------------------
                                                                         1997              1996               1995
                                                                         ----              ----               ----
                                                                                 (Dollars in thousands)
Operating Activities:
Net Income ..................................................          $ 6,410           $ 5,606           $  6,700
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Equity in undistributed net earnings of subsidiary ..........           (4,149)           (2,756)            (5,143)
Amortization of unearned compensation .......................               76                72                 19
ESOP expense ................................................               27               213                 72
Net change in accounts payable, accrued expenses, and
  other assets ..............................................             (223)              454                  1
Other .......................................................               (8)                6                 --
                                                                       -------           -------           --------
Net cash provided by operating activities ...................            2,133             3,595              1,649
                                                                       -------           -------           --------

Investing Activities:
Loans originated ............................................           (2,371)           (1,540)            (1,397)
Loan principal repayments ...................................              427                --              1,505
Purchase of investment securities ...........................           (3,993)           (2,300)            (5,980)
Sales of investment securities ..............................               --               500                 --
Maturities of investment securities .........................            2,000             4,800                 --
Net change in note due from First Federal ...................               --               900               (900)
Investment in First Federal .................................               --                --             (3,488)
Additional investment in subsidiary .........................               --                --             (2,000)
                                                                       -------           -------           --------
Net cash provided by (used in) investing activities .........           (3,937)            2,360            (12,260)
                                                                       -------           -------           --------

Financing Activities:
Net cash provided by issuance of common stock for First
 Kent .......................................................               --                --              6,976
Payment of dividends on common stock ........................           (2,187)           (1,916)            (1,285)
Proceeds from ESOP termination ..............................              457                --                 --
Proceeds from exercise of stock options .....................              135               128                 64
Cash paid for fractional shares from conversion of First Kent
 common stock ...............................................               (1)               --                 --
                                                                       -------           -------           --------
Net cash provided by (used in) financing activities .........           (1,596)           (1,788)             5,755
                                                                       -------           -------           --------
Net increase (decrease) in cash and cash equivalents ........           (3,400)            4,167             (4,856)
Cash and cash equivalents at beginning of period ............            6,201             2,034              6,890
                                                                       -------           -------           --------
Cash and cash equivalents at end of period ..................          $ 2,801           $ 6,201           $  2,034
                                                                       =======           =======           ========

Noncash financing activities:
Effect of conversion of subordinated debentures .............          $   295           $    30           $    971

18.      INVESTMENT IN REAL ESTATE JOINT VENTURES

         The Company's wholly owned subsidiary , SF Development Corp., is involved as a partner (50% interest) in two joint venture agreements, and (33 1/3% interest) in a third joint venture agreement with a real estate developer to sell residential lots and condominium units to builders within the Association's lending area. Profits and losses of the joint ventures are allocated based upon contractual terms.

         Combined condensed financial statements of the joint ventures are as follows:

              COMBINED CONDENSED STATEMENTS OF FINANCIAL CONDITION


                                                         March 31,
                                                  ---------------------
                                                  1997             1996
                                                  ----             ----
                                                  (Dollars in thousands)
Assets:
  Cash .................................          $  102          $  136
  Notes receivable .....................           1,686             646
  Real estate ..........................           2,463           1,504
  Other assets .........................             719             400
                                                  ------          ------
             Total Assets ..............          $4,970          $2,686
                                                  ======          ======

Liabilities and Equity:
  Loans payable ........................          $4,576          $2,400
  Accounts payable and
    accrued expenses....................              50             120
  Equity ...............................             344             166
                                                  ------          ------
            Total Liabilities
              and Equity................          $4,970          $2,686
                                                  ======          ======


                     COMBINED CONDENSED STATEMENTS OF INCOME


                                       Year ended March 31,
                                      -------------------------
                                       1997              1996
                                      -------           -------
                                       (Dollars in thousands)
Sales ......................          $ 2,921           $ 1,350
Cost of sales ..............           (2,378)           (1,019)
                                      -------           -------
         Gross profit ......              543               331

Interest income ............               40                62
Operating expenses .........             (406)             (227)
                                      -------           -------
          Net income .......          $   177           $   166
                                      =======           =======

SF Development Corp.'s
  share.....................          $    89           $    83
                                      =======           =======

19.      BUSINESS COMBINATION

         Effective April 10, 1996, the Company acquired 100% of the outstanding shares of common stock of First Kent Financial Corporation ("First Kent") by exchanging 1.70 shares of Security First Corp. stock for each share of First Kent. The merger was accounted for as a pooling of interests and, accordingly, the financial statements of the Company for all periods prior to the merger have been restated to include the results of First Kent.

         Total assets and shareholders' equity of First Kent as of March 31, 1996 were $77,571,000 and $13,480,000, respectively. First Kent paid dividends of $524,000 and $225,000 for year ended March 31, 1996 and March 31, 1995, respectively.

         The following table shows the effect on results of operations for the periods prior to the merger. Security First's fiscal year ends March 31, while First Kent changed its fiscal year-end from March 31 to September 30 during 1994. Accordingly, First Kent's historical results as previously reported for periods subsequent to September 30, 1994 have been restated to conform to Security First's fiscal year.


                                    Total Income                      Net Income
                            ---------------------------       --------------------------
                             Year Ended      Year Ended       Year Ended      Year Ended
                              March 31,       March 31,        March 31,       March 31,
                                1996            1995             1996            1995
                             ----------      ----------       ----------      ----------
                                               (Dollars in thousands)
Security First Corp...        $39,466          $35,296          $5,282          $5,714
First Kent ...........          5,826            5,532             324             986
                              -------          -------          ------          ------
        Total ........        $45,292          $40,828          $5,606          $6,700
                              =======          =======          ======          ======

         Reconciliation of amounts previously reported by Security First and First Kent to the amounts included in the restated statements of the Company for 1996 and 1995.

                                            Total Income                        Net Income
                                     --------------------------       -----------------------------
                                     Year Ended      Year Ended       Year Ended         Year Ended
                                      March 31,       March 31,        March 31,          March 31,
                                        1996            1995             1996               1995
                                     ----------      -----------      ----------         ----------
                                                       (Dollars in thousands)
As reported by Security
 First Corp. ...............          $39,466          $35,296          $ 5,282           $5,714
As reported by First
 Kent ......................            5,736            2,707              814              571
Adjustment to conform fiscal
  year-end .................               90            2,825             (490)             415
                                      -------          -------          -------           ------
      Total, as restated ...          $45,292          $40,828          $ 5,606           $6,700
                                      =======          =======          =======           ======

20.      SUBSEQUENT EVENT

         On May 20, 1997, the Board of Directors of the Company declared a three-for-two stock split, in the form of a 50% stock dividend, payable July 31, 1997, to shareholders of record on July 15, 1997. The Board of Directors also declared a cash dividend of $.12 per share on the pre-split shares ($.08 per share post-stock split) which will be payable on June 30, 1997, to shareholders of record on June 16, 1997.

                      STOCK PRICE AND DIVIDEND INFORMATION

         On March 31, 1997 there were 5,003,009 shares of Security First Common Stock issued and outstanding, which were held of record by approximately 1,185 shareholders. This does not include the number of persons whose stock is in nominee or "street name" accounts through brokers.

         The following table sets forth, for the periods shown, the high and low prices of the common stock and cash dividends per share declared. The prices reflect inter-dealer quotations without retail mark-up, mark-down or commissions, and do not necessarily represent actual transactions.

         Dividend restrictions are described in the notes to consolidated financial statements included in this report.


                                                                                               CASH
                                                                                             DIVIDENDS
                 QUARTER ENDED                               HIGH             LOW            DECLARED
-----------------------------------------------             ------          ------           ---------
June 30, 1995..................................             $14.00          $12.50           $  .10
September 30, 1995.............................              15.75           13.25              .10
December 31, 1995..............................              15.75           13.50              .10
March 31, 1996.................................              15.00           11.50              .10
June 30, 1996..................................              14.25           11.50              .11
September 30, 1996.............................              14.50           13.25              .11
December 31, 1996..............................              18.13           13.75              .11
March 31, 1997.................................              19.25           17.50              .11

DEBENTURES

         Security First Corp.'s 6.25% convertible subordinated debentures due May 1, 2008, are traded by McDonald & Company Securities, Inc.



                              INDEPENDENT AUDITORS

                              Deloitte & Touche LLP
                              Cleveland, Ohio

                               BOARD OF DIRECTORS
                              SECURITY FIRST CORP.

                              CHARLES F. VALENTINE
                            Chairman of the Board and
                             Chief Executive Officer

                                AUSTIN J. MULHERN
                      President and Chief Operating Officer

                               ROBERT L. ANDERSON
                      Chairman and Chief Executive Officer
                               Wiseco Piston, Inc.

                                 JAMES P. MYERS
                                    President
                             Hale B. Thompson, Inc.

                           NICHOLAS E. RINALDI, D.D.S.
                    Drs. Rhodes, Rinaldi and Associates, Inc.

                                 LARRY E. ROGERS
                      President and Chief Executive Officer
                         The P.I.E. Mutual Insurance Co.

                                 DONALD E. SNOW
                        Retired, Former District Manager
                               Ohio Edison Company

                                LOUIS J. SORBORO
                                    President
                       First Federal Savings Bank of Kent

                                PAUL V. VOINOVICH
                                    President
                               Voinovich Companies


                              EXECUTIVE OFFICERS OF
                              SECURITY FIRST CORP.

                              CHARLES F. VALENTINE
                            Chairman of the Board and
                             Chief Executive Officer

                                AUSTIN J. MULHERN
                      President and Chief Operating Officer

                              JEFFREY J. CALABRESE
                          Vice President and Secretary

                                 MARY H. CROTTY
                         Vice President, Treasurer, and
                             Chief Financial Officer

                               THOMAS J. DEIGHTON
                                 Vice President

                               THOMAS F. SULLIVAN
                     Assistant Vice President and Controller